EXECUTION COPY

             AMENDED AND RESTATED MASTER MOTOR VEHICLE OPERATING
                                 LEASE AGREEMENT

                         dated as of September 15, 1998

                                      among

                               AESOP LEASING L.P.,

                                   as Lessor,

                          AVIS RENT A CAR SYSTEM, INC.,

                         as Lessee and as Administrator,

                                       and

                             AVIS RENT A CAR, INC.,

                                  as Guarantor

 AS SET FORTH IN SECTION 27 HEREOF, LESSOR HAS ASSIGNED TO AFC-II (AS DEFINED HEREIN) AND AFC-II HAS ASSIGNED TO THE TRUSTEE (AS DEFINED HEREIN) CERTAIN OF ITS RIGHT, TITLE AND INTEREST IN AND TO THIS LEASE. TO THE EXTENT, IF ANY, THAT THIS LEASE CONSTITUTES CHATTEL PAPER (AS SUCH TERM IS DEFINED IN THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN ANY APPLICABLE JURISDICTION) NO SECURITY INTEREST IN THIS LEASE MAY BE CREATED THROUGH THE TRANSFER OR POSSESSION OF ANY COUNTERPART OTHER THAN THE ORIGINAL EXECUTED COUNTERPART, WHICH SHALL BE IDENTIFIED AS THE COUNTERPART CONTAINING THE RECEIPT THEREFOR EXECUTED BY THE TRUSTEE ON THE SIGNATURE PAGE THEREOF.

                         [THIS IS NOT COUNTERPART NO. 1]

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

 1. DEFINITIONS                                                                1

 2. GENERAL AGREEMENT                                                          2
    2.1. Lease and Acquisition of Vehicles                                     4
    2.2. Right of Lessees and Guarantor to Act as Lessor's Agent               5
    2.3. Payment of Capitalized Cost or Assignment of Net Book Value by
          Lessor                                                               5
    2.4. Non-Liability of Lessor5
    2.5. Lessees' Rights to Purchase Vehicles                                  6
    2.6. Lessor's Right to Cause Vehicles to be Sold                           6
    2.7. Redesignation of Vehicles                                             8
    2.8. Limitations on the Acquisition or Redesignation of Certain
          Vehicles                                                             8

3.  TERM                                                                       9
    3.1. Vehicle Term                                                          9
    3.2. Term                                                                 10

4.  RENT AND CHARGES                                                          11
    4.1. Payment of Rent                                                      11
    4.2. Special Service Charges                                              11
    4.3. Net Lease                                                            11

5.  INSURANCE                                                                 12
    5.1. Personal Injury and Damage                                           12
    5.2. Delivery of Certificate of
          Insurance                                                           13
    5.3. Changes in Insurance Coverage                                        13

6.  RISK OF LOSS; CASUALTY AND INELIGIBLE VEHICLE OBLIGATIONS                 13
    6.1. Risk of Loss Borne by Lessees                                        13
    6.2. Casualty; Ineligible Vehicles                                        13

7.  VEHICLE USE                                                               14

8.  LIENS                                                                     15

9.  NON-DISTURBANCE                                                           15

10. REGISTRATION; LICENSE; TRAFFIC SUMMONSES; PENALTIES AND FINES             15

11. MAINTENANCE AND REPAIR                                                    16

12. VEHICLE WARRANTIES                                                        16
    12.1. No Lessor Warranties                                                16
    12.2. Manufacturer's Warranties                                           17

13. VEHICLE USAGE GUIDELINES AND RETURN; SPECIAL DEFAULT PAYMENTS; EARLY
    TERMINATION PAYMENTS                                                      17
    13.1. Usage                                                               17
    13.2. Return                                                              17
    13.3. Special Default Payments                                            18
    13.4. Early Termination Payments                                          19

14. DISPOSITION PROCEDURE                                                     19

15. ODOMETER DISCLOSURE REQUIREMENT                                           19

16. GENERAL INDEMNITY                                                         20
    16.1. Indemnity by the Lessees and the Guarantor                          20
    16.2. Reimbursement Obligation by the Lessees and the Guarantor           22
    16.3. Defense of Claims                                                   22

17. ASSIGNMENT                                                                23
    17.1. Right of the Lessor to Assign this Agreement                        23
    17.2. Limitations on the Right of the Lessees to Assign this
           Agreement                                                          23

18. DEFAULT AND REMEDIES THEREFOR                                             24
    18.1. Events of Default                                                   24
    18.2. Effect of AESOP I Operating Lease Event of Default or
           Liquidation Event of Default                                       25
    18.3. Rights of Lessor Upon AESOP I Operating Lease Event of
           Default, Limited Liquidation Event of Default or Liquidation
           Event of Default                                                   26
    18.4. Rights of Lender and Trustee Upon Liquidation Event of
           Default Limited Liquidation Event of Default and Non-Performance
           of Certain Covenants                                               27
    18.5. Measure of Damages                                                  28
    18.6. Vehicle Return Default                                              29
    18.7. Application of Proceeds                                             31

19. MANUFACTURER EVENTS OF DEFAULT                                            31

20. [RESERVED]                                                                31

21. [RESERVED]                                                                31

22. CERTIFICATION OF TRADE OR BUSINESS USE                                    32

23. SURVIVAL                                                                  32

24. ADDITIONAL LESSEES                                                        32

25. TITLE                                                                     34

26. GUARANTY                                                                  34
    26.1. Guaranty                                                            34
    26.2. Scope of Guarantor's Liability                                      35
    26.3. Lessor's Right to Amend this Agreement, Etc                         35
    26.4. Waiver of Certain Rights by Guarantor                               36
    26.5. [RESERVED]                                                          37
    26.6. Guarantor to Pay Lessor's Expenses                                  37
    26.7. Reinstatement                                                       37
    26.8. Pari Passu Indebtedness                                             37

27. RIGHTS OF LESSOR ASSIGNED                                                 37

28. [RESERVED]                                                                40

29. MODIFICATION AND SEVERABILITY                                             40

30. CERTAIN REPRESENTATIONS AND WARRANTIES                                    40
    30.1. Organization; Ownership; Power; Qualification                       40
    30.2. Authorization; Enforceability                                       40
    30.3. Compliance                                                          41
    30.4. Financial Information; Financial Condition                          41
    30.5. Litigation                                                          42
    30.6. Liens                                                               42
    30.7. Employee Benefit Plans                                              42
    30.8. Investment Company Act                                              42
    30.9. Regulations T, U and X                                              42
    30.10. Business Locations; Trade Names; Principal Places of
            Business Locations                                                43
    30.11. Taxes                                                              43
    30.12. Governmental Authorization                                         43
    30.13. Compliance with Laws                                               44
    30.14. Eligible Vehicles                                                  44
    30.15. Supplemental Documents True and Correct                            44
    30.16. Manufacturer Programs                                              44
    30.17. Absence of Default                                                 44
    30.18. Title to Assets                                                    44
    30.19. Burdensome Provisions                                              45
    30.20. No Adverse Change                                                  45

    30.21. No Adverse Fact                                                    45
    30.22. Accuracy of Information                                            45
    30.23. Solvency                                                           46

31. CERTAIN AFFIRMATIVE COVENANTS                                             46
    31.1.  Corporate Existence; Foreign Qualification                         46
    31.2.  Books, Records and Inspections                                     46
    31.3.  Insurance                                                          47
    31.4.  Manufacturer Programs                                              47
    31.5.  Reporting Requirements                                             47
    31.6.  Payment of Taxes; Removal of Liens                                 49
    31.7.  Business                                                           50
    31.8.  Maintenance of Separate Existence                                  50
    31.9.  Trustee as Lienholder                                              50
    31.10. Maintenance of the Vehicles                                        50
    31.11. Enhancement                                                        50
    31.12. Manufacturer Payments                                              51
    31.13. Accounting Methods; Financial Records                              51
    31.14. Disclosure to Auditors                                             51
    31.15. Disposal of Non-Program Vehicles                                   51

32. CERTAIN NEGATIVE COVENANTS                                                51
    32.1. Mergers, Consolidations                                             51
    32.2. Other Agreements                                                    52
    32.3. Liens                                                               52
    32.4. Use of Vehicles                                                     52
    32.5. Termination of Agreement                                            52

33. ADMINISTRATOR ACTING AS AGENT OF THE LESSOR                               52

34. NO PETITION53

35. CERTAIN AGREEMENTS RESPECTING THE MASTER EXCHANGE
     AGREEMENT                                                                53

36. SUBMISSION TO JURISDICTION                                                53

37. GOVERNING LAW                                                             54

38. JURY TRIAL                                                                54

39. NOTICES                                                                   54

40. LIABILITY                                                                 56

41. TITLE TO MANUFACTURER PROGRAMS IN LESSOR                                  56

42. HEADINGS                                                                  57

43. EXECUTION IN COUNTERPARTS                                                 57

44. EFFECTIVE DATE                                                            57

45. NO RECOURSE                                                               57

SCHEDULES AND ATTACHMENTS

Schedule 30.5   Litigation

Schedule 30.10  Business Locations

Schedule 30.13  Compliance with Law

ATTACHMENT A    Information Relating to Initial Leased
                Vehicles

ATTACHMENT B    Vehicle Acquisition Schedule and Related
                Information

ATTACHMENT C    Form of Power of Attorney

ATTACHMENT D    Form of Joinder in Lease

                    AMENDED AND RESTATED MASTER MOTOR VEHICLE
                            OPERATING LEASE AGREEMENT

      This Amended and Restated Master Motor Vehicle Operating Lease Agreement (this "Agreement"), dated as of September 15, 1998, is made by and among AESOP LEASING L.P., a Delaware limited partnership (the "Lessor"), AVIS RENT A CAR SYSTEM, INC., a Delaware corporation ("ARAC"), individually and as the Administrator, Eligible Rental Car Companies that become party to this Agreement pursuant to the provisions of Section 24 hereof (individually, ARAC and each such Eligible Rental Car Company, a "Lessee" and, collectively, the "Lessees"), and AVIS RENT A CAR, INC., a Delaware corporation, as guarantor (the "Guarantor").

                            W I T N E S S E T H:

      WHEREAS, the Lessor (such capitalized term, together with all other capitalized terms used herein, shall have the meaning assigned thereto in
Section 1), ARAC and the Guarantor are parties to a Master Motor Vehicle Operating Lease Agreement, dated as of July 30, 1997 (the "Prior AESOP I Operating Lease"), pursuant to which the Lessor has purchased Program Vehicles and Non-Program Vehicles of one or more Manufacturers with proceeds provided to the Lessor by the Lender pursuant to the AESOP I Operating Lease Loan Agreement and other available funds; and

      WHEREAS, the Lessor now wishes to amend the Prior AESOP I Operating Lease in order to reflect the terms of certain exchanges of Program Vehicles that the Lessor intends to effect in accordance with the relevant provisions of the Code and the terms of the Master Exchange Agreement between the Lessor and the Intermediary; and

      WHEREAS, the Lessor desires to lease to the Lessees and the Lessees desire to lease from the Lessor both Program Vehicles and Non-Program Vehicles financed by the Lessor with the proceeds of Loans and other available funds for use in the daily rental car businesses of the Lessees; and

      WHEREAS, the Guarantor has, pursuant to Section 26 hereof, guaranteed the obligations of the Lessees under this Agreement;

      NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the Prior AESOP I Operating Lease is hereby amended and restated as follows:

      1. DEFINITIONS. Unless otherwise specified herein, capitalized terms used herein (including the preamble and recitals hereto) shall have the meanings ascribed to such terms in the Definitions List attached as Schedule I to the Base Indenture, dated as of July 30, 1997 (the "Base Indenture"), between AFC-II, as Issuer, and Harris Trust and Savings

Bank, as Trustee, as such Definitions List has been amended and may from time to time be further amended in accordance with the Base Indenture.

      2. GENERAL AGREEMENT. (a) Each Lessee and the Lessor intend that this Agreement is a lease and that the relationship between the Lessor and each Lessee pursuant hereto shall always be only that of lessor and lessee, and each Lessee hereby declares, acknowledges and agrees that the Lessor is the owner of, and the Lessor or its Permitted Nominee holds legal title to, the Vehicles. No Lessee shall acquire by virtue of this Agreement any right, equity, title or interest in or to any Vehicles, except the right to use the same under the terms hereof. The parties agree that this Agreement is a "true lease" and agree to treat this Agreement as a lease for all purposes, including tax, accounting and otherwise and each party hereto will take no position on its tax returns and filings contrary to the position that the Lessor is the owner of the Vehicles for federal and state income tax purposes.

      (b) If, notwithstanding the intent of the parties to this Agreement, this Agreement is characterized by any third party as a financing arrangement or as otherwise not constituting a "true lease," then it is the intention of the parties that this Agreement shall constitute a security agreement under applicable law, and, to secure all of its obligations under this Agreement, each Lessee hereby grants to the Lessor a security interest in all of such Lessee's right, title and interest, if any, in and to all of the following assets, property and interests in property, whether now owned or hereafter acquired or created:

          (i) the rights of such Lessee under this Agreement, as same may be amended, modified or supplemented from time to time in accordance with its terms, and any other agreements related to or in connection with this Agreement to which the Lessees are a party (the "Lessee Agreements"), including, without limitation, (a) all monies, if any, due and to become due to such Lessee from the Guarantor and any other Lessee under or in connection with any of the Lessee Agreements, whether payable as rent, guaranty payments, fees, expenses, costs, indemnities, insurance recoveries, damages for the breach of any of the Lessee Agreements or otherwise, (b) all rights, remedies, powers, privileges and claims of such Lessee against any other party under or with respect to the Lessee Agreements (whether arising pursuant to the terms of such Agreements or otherwise available to such Lessee at law or in equity), including the right to enforce any of the Lessee Agreements and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect to the Lessee Agreements or the obligations and liabilities of any party thereunder, (c) all liens and property from time to time purporting to secure payment of the obligations and liabilities of such Lessee arising under or in connection with the Lessee Agreements, and any documents or agreements describing any collateral securing such obligations or liabilities and (d) all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such obligations and liabilities of such Lessee pursuant to the Lessee Agreements;

          (ii) all Vehicles leased by such Lessee from the Lessor under this Agreement which, notwithstanding that this Agreement is intended to convey only a leasehold interest, are determined to be owned by such Lessee, and all Certificates of Title with respect to such Vehicles;

          (iii) all right, title and interest of such Lessee in, to and under any Manufacturer Programs, including any amendments thereof, and all monies due and to become due thereunder, in each case in respect of Vehicles leased by such Lessee which, notwithstanding that this Agreement is intended to convey only a leasehold interest, are determined to be owned by such Lessee, whether payable as Vehicle repurchase prices, auction sales proceeds, fees, expenses, costs, indemnities, insurance recoveries, damages for breach of the Manufacturer Programs or otherwise (but excluding all incentive payments payable to such Lessee or the Lessor in respect of purchases of vehicles under the Manufacturer Programs) and all rights to compel performance and otherwise exercise remedies thereunder;

          (iv) all right, title and interest of such Lessee in and to any proceeds from the sale of Vehicles leased by such Lessee which, notwithstanding that this Agreement is intended to convey only a leasehold interest, are determined to be owned by such Lessee, including all monies due in respect of such Vehicles, whether payable as the purchase price of such Vehicles, as auction sales proceeds, or as fees, expenses, costs, indemnities, insurance recoveries, or otherwise (including all upfront incentive payments payable by Manufacturers to such Lessee or the Lessor in respect of purchases of Non-Program Vehicles);

          (v) all payments under insurance policies (whether or not the Lessor, the Lender or the Trustee is named as the loss payee thereof) or any warranty payable by reason of loss or damage to, or otherwise with respect to, any of the Vehicles leased by such Lessee;

          (vi) all additional property that may from time to time hereafter be subjected to the grant and pledge under this Agreement, as same may be modified or supplemented from time to time, by such Lessee or by anyone on its behalf; and

          (vii) all proceeds of any and all of the foregoing including, without limitation, payments under insurance (whether or not the Lessor is named as the loss payee thereof) and cash.

      (c) To secure the AFC-II Obligations, each Lessee hereby grants to the Trustee, on behalf of the Secured Parties, a first priority security interest in all of such Lessee's right, title and interest, if any, in and to all of the collateral described in Section 2(b) above, whether now owned or hereafter acquired or created. Upon the occurrence of a Liquidation Event of Default or a Limited Liquidation Event of Default and subject to the provisions of the Related Documents, the Trustee shall have all of the rights and remedies of a secured party, including, without limitation, the rights and remedies granted under the Uniform Commercial Code.

      (d) Each Lessee agrees to deliver to the Lessor, the Lender and the Trustee on or before the Initial Closing Date:

           (i) a written search report from a Person satisfactory to the Lessor, the Lender and the Trustee listing all effective financing statements that name such Lessee as debtor or assignor, and that are filed in the jurisdictions in which filings were made pursuant to clause (ii) below, together with copies of such financing statements, and tax and judgment lien search reports from a Person satisfactory to the Lessor, the Lender and the Trustee showing no evidence of liens filed against such Lessee that purport to affect any Vehicles leased hereunder or any Collateral under the Base Indenture;

           (ii) evidence of the filing of proper financing statements on Form UCC-1 naming such Lessee, as debtor, and the Lessor, as secured party, covering the collateral described in Section 2(b) hereof; and

           (iii) evidence of the filing in the states in which such Lessee conducts business of proper financing statements on Form UCC-1 naming such Lessee, as debtor, and the Trustee as secured party covering the collateral described in Section 2(b) hereof.

      2.1. Lease and Acquisition of Vehicles. From time to time, subject to the terms and provisions hereof, the Lessor agrees to lease to each Lessee and each Lessee agrees to lease from the Lessor, subject to the terms hereof, (i) the new Vehicles identified in Vehicle orders (each such Vehicle order, a "Vehicle Order") placed by such Lessee, pursuant to the terms of the Manufacturer Programs with respect to Program Vehicles and Non-Program Vehicles to the extent subject to a Manufacturer Program and as otherwise agreed by the Lessor, such Lessee and a dealer with respect to other Non-Program Vehicles and (ii) the Vehicles identified in Attachment A hereto containing information concerning the Initial PVT Vehicles and the Initial ARAC Vehicles leased by ARAC under this Agreement (the "Initial Leased Vehicles") of a scope agreed upon by ARAC and the Lessor (including, at a minimum, the Net Book Value (as of the first day of the Related Month in which the Initial Closing Date occurs) of each of the Initial Leased Vehicles). If requested by the Lessor, a Lessee shall make each Vehicle Order with respect to each Vehicle leased by such Lessee available to the Lessor, together with a schedule containing the information with respect to such Vehicles included within such Vehicle Order as is set forth in Attachment B hereto (each, a "Vehicle Acquisition Schedule"), or in such form as is otherwise requested by the Lessor. In addition, each Lessee agrees to provide such other information regarding such Vehicles as the Lessor may require from time to time. This Agreement, together with the Manufacturer Programs and any other related documents attached to this Agreement or submitted with a Vehicle Order (collectively, the "Supplemental Documents"), will constitute the entire agreement regarding the leasing of Vehicles by the Lessor to the Lessees.

      2.2. Right of Lessees and Guarantor to Act as Lessor's Agent. The Lessor agrees that each Lessee and the Guarantor may act as the Lessor's agent in placing Vehicle Orders on behalf of the Lessor, as well as filing claims on behalf of the Lessor for damage in transit, and other Manufacturer delivery claims related to the Vehicles; provided, however, that the Lessor may hold a Lessee or the Guarantor liable for losses due to such Lessee's or the Guarantor's actions, or failure to act, in performing as the Lessor's agent in accordance with the terms hereof. In addition, the Lessor agrees that each Lessee may make arrangements for delivery of Vehicles leased by such Lessee to a location selected by such Lessee at its expense. Each Lessee agrees to accept Vehicles leased by such Lessee as produced and delivered except that each Lessee will have the option to reject any such Vehicle that may be rejected pursuant to the terms of the applicable Manufacturer Program (with respect to Program Vehicles and Non-Program Vehicles subject to a Manufacturer Program), or in accordance with its customary business practices with respect to other Non-Program Vehicles. Each Lessee, acting as agent for the Lessor, shall be responsible for pursuing any rights of the Lessor with respect to the return of any Vehicle leased by such Lessee to the Manufacturer pursuant to the preceding sentence. Each of the Lessees and the Guarantor agree that all Program Vehicles ordered as provided herein shall be ordered utilizing the procedures consistent with an Eligible Manufacturer Program. Without limiting the foregoing, each Lessee agrees to give immediate notice to the Lessor, in such form and to such address as the Lessor may from time to time specify, of each acceptance and of any rejection of any Program Vehicle identified by the Lessor as an Identified Replacement Vehicle.

      2.3. Payment of Capitalized Cost or Assignment of Net Book Value by Lessor. On the AESOP I Operating Lease Commencement Date, the Lessor applied to each Initial Leased Vehicle the Net Book Value (as of the first day of the Related Month) for such Vehicle as described on Attachment A to the Prior AESOP I Operating Lease. Upon delivery of any Vehicle, the Lessor shall pay to the authorized dealer, if any, that sold such Vehicle to the Lessor, the Capitalized Cost for such Vehicle and the Lessee leasing such Vehicle shall pay all applicable costs and expenses of freight, packing, handling, storage, shipment and delivery of such Vehicle, and sales and use tax (if any), to the extent that the same have not been included in the Capitalized Cost for such Vehicle.

      2.4. Non-Liability of Lessor. The Lessor shall not be liable to any Lessee for any failure or delay in obtaining Vehicles or making delivery thereof. AS BETWEEN THE LESSOR AND EACH LESSEE, ACCEPTANCE FOR LEASE OF THE VEHICLES LEASED BY SUCH LESSEE SHALL CONSTITUTE SUCH LESSEE'S ACKNOWLEDGMENT AND AGREEMENT THAT SUCH LESSEE HAS FULLY INSPECTED SUCH VEHICLES, THAT SUCH VEHICLES ARE IN GOOD ORDER AND CONDITION AND ARE OF THE MANUFACTURE, DESIGN, SPECIFICATIONS AND CAPACITY SELECTED BY SUCH LESSEE, THAT SUCH LESSEE IS SATISFIED THAT THE SAME ARE SUITABLE FOR THIS USE AND THAT THE LESSOR IS NOT A MANUFACTURER OR ENGAGED IN THE SALE OR DISTRIBUTION OF VEHICLES, AND HAS NOT MADE AND DOES NOT HEREBY

MAKE ANY REPRESENTATION, WARRANTY OR COVENANT WITH RESPECT TO MERCHANTABILITY, CONDITION, QUALITY, DURABILITY OR SUITABILITY OF SUCH VEHICLE IN ANY RESPECT OR IN CONNECTION WITH OR FOR THE PURPOSES OR USES OF SUCH LESSEE, OR ANY OTHER REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT THERETO. The Lessor shall not be liable for any failure or delay in delivering any Vehicle ordered for lease pursuant to this Agreement, or for any failure to perform any provision hereof, resulting from fire or other casualty, natural disaster, riot, strike or other labor difficulty, governmental regulation or restriction, or any cause beyond the Lessor's direct control. IN NO EVENT SHALL THE LESSOR BE LIABLE FOR ANY INCONVENIENCES, LOSS OF PROFITS OR ANY OTHER CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES RESULTING FROM ANY DEFECT IN OR ANY THEFT, DAMAGE, LOSS OR FAILURE OF ANY VEHICLE, AND THERE SHALL BE NO ABATEMENT OF MONTHLY BASE RENT, SUPPLEMENTAL RENT OR OTHER AMOUNTS PAYABLE HEREUNDER BECAUSE OF THE SAME.

      2.5. Lessees' Rights to Purchase Vehicles. Each Lessee shall have the option, exercisable with respect to any Vehicle during the Vehicle Term with respect to such Vehicle, to purchase any Vehicle leased by such Lessee at the greater of (i) the Termination Value or (ii) the Market Value of such Vehicle (the greater of such amounts being referred to as the "Vehicle Purchase Price"), in which event such Lessee will pay the Vehicle Purchase Price to the Lessor on or before the Payment Date with respect to the Related Month in which such Lessee elects to purchase such Vehicle and such Lessee will pay on or before such Payment Date all accrued and unpaid Monthly Base Rent and any Supplemental Rent then due and payable with respect to such Vehicle through such Payment Date. The Lessor shall request title to any such Vehicle to be transferred to the relevant Lessee and the Administrator shall request the Trustee to cause its Lien to be removed from the Certificate of Title for such Vehicle, concurrently with or promptly after the Vehicle Purchase Price for such Vehicle (and any such unpaid Monthly Base Rent and Supplemental Rent) is deposited in the Collection Account. Notwithstanding the foregoing, with respect to any Vehicle that, when acquired by the Lessor, was a Replacement Vehicle, and with respect to any other Vehicle that the Lessor may wish to designate as an Identified Relinquished Vehicle, any Lessee's right to purchase shall be solely in the discretion of the Lessor.

      2.6. Lessor's Right to Cause Vehicles to be Sold. If a Lessee does not elect to purchase any Vehicle leased by such Lessee hereunder pursuant to
Section 2.5 hereof (or, pursuant to the last sentence of such Section 2.5, is not permitted to purchase a particular Vehicle, then:

      (a) Notwithstanding anything to the contrary contained herein, with respect to Program Vehicles leased hereunder, and subject to Sections 13.2 and
2.5 hereof, the Lessor shall have the right, at any time following the date ninety (90) days prior to the expiration of the Maximum Term for such Program Vehicle, to require that the Lessee leasing such Program Vehicle from the Lessor hereunder or another Person designated by the Lessor, which Person's compensation will be payable solely from the proceeds from the sale of such Vehicle, exercise commercially reasonable efforts to arrange for the sale of such Vehicle to a third party for the Vehicle Purchase Price with respect to such Vehicle, in which event such Lessee or such other designated Person shall, until not later than the date thirty (30) days prior to the expiration of such Maximum Term, exercise commercially reasonable efforts to arrange for the sale of such Vehicle to a third party for a price (as reduced by the amount of compensation to be paid to any such other designated Person) equal to or greater than the Termination Value thereof. If a sale of such Program Vehicle is arranged by such Lessee or such other designated Person prior to such date thirty (30) days prior to the expiration of such Maximum Term, then (i) such Lessee or such other designated Person shall deliver such Vehicle to the purchaser thereof, (ii) such Lessee or such other designated Person shall cause to be delivered to the Lessor the funds paid for such Vehicle by the purchaser and (iii) the Administrator shall request the Trustee to cause its Lien to be removed from the Certificate of Title for such Vehicle. If such Lessee or such other designated Person is unable to arrange for a sale of such Vehicle prior to such date thirty (30) days prior to the expiration of such Maximum Term, then such Lessee or such other designated Person shall cease attempting to arrange for such a sale and such Lessee shall return such Vehicle, if a Manufacturer Event of Default has not occurred, to the applicable Manufacturer as herein provided (and, if so requested by the Lessor, shall cooperate with the Lessor to effect any such return in accordance with the provisions of the Master Exchange Agreement).

      (b) With respect to Non-Program Vehicles leased hereunder and subject to the exercise of each Lessee's rights under Section 2.5, each Lessee shall use commercially reasonable efforts to arrange for the sale of each Non-Program Vehicle leased by such Lessee to a third party for the Vehicle Purchase Price with respect to such Vehicle on or prior to the applicable Vehicle Operating Lease Expiration Date. Each Lessee may return a Non-Program Vehicle subject to a Manufacturer Program to the applicable Manufacturer under such Manufacturer Program provided that (i) the Repurchase Price of such Vehicle, together with any Special Default Payments payable by such Lessee with respect to such Vehicle, is at least equal to the Termination Value with respect to such Vehicle, (ii) no Manufacturer Event of Default shall have occurred with respect to such Manufacturer and (iii) by the later of the sixtieth (60th) day after the Initial Closing Date and the date on which such Vehicle is returned to the Manufacturer, the Trustee and the Lender shall have received an assignment of the benefits of such Manufacturer Program, acknowledged in writing by such Manufacturer. Notwithstanding the disposition of a Non-Program Vehicle by such Lessee prior to the applicable Vehicle Operating Lease Expiration Date, such Lessee shall pay to the Lessor all accrued and unpaid Monthly Base Rent and any Supplemental Rent then due and payable with respect to such Non-Program Vehicle through the Payment Date with respect to the Related Month during which such disposition occurred, unless such Non-Program Vehicle is a Standard Casualty or becomes an Ineligible Vehicle, payment for which will be made in accordance with
Section 6 hereof. If a sale of such Non-Program Vehicle is arranged by such Lessee pursuant to this Section 2.6(b), then (i) such Lessee shall deliver the Vehicle to the purchaser thereof, (ii) such Lessee shall cause to be delivered to the Lessor the funds paid for such Vehicle by the purchaser and

(iii) the Administrator shall request the Trustee to cause its Lien to be removed from the Certificate for Title of such Vehicle.

      (c) In the event any Vehicle or Vehicles leased hereunder are not purchased by the Lessee of such Vehicle pursuant to Section 2.5, sold to a third party pursuant to Section 2.6(a) or sold to a third party or returned to a Manufacturer pursuant to Section 2.6(b), then, in the case of a Non-Program Vehicle, such Lessee shall return such Vehicle to the Lessor or, in the case of a Program Vehicle, such Lessee shall dispose of such Vehicle in accordance with the procedures set forth in Section 13.2(a), in each case, on the Payment Date with respect to the Related Month in which the applicable Vehicle Operating Lease Expiration Date falls, and such Lessee shall pay an amount equal to all accrued but unpaid Monthly Base Rent and all Supplemental Rent payable with respect to such Vehicles through such Payment Date.

      2.7. Redesignation of Vehicles. If a Program Vehicle becomes ineligible for repurchase by its Manufacturer or for sale at auction under the applicable Manufacturer Program or the return of a Program Vehicle to the applicable Manufacturer cannot otherwise be effected for any reason (including by reason of the occurrence of a Manufacturer Event of Default with respect to the Manufacturer of such Program Vehicle or the failure of a Manufacturer to accept such Program Vehicle for repurchase and acceptance is not expected upon a subsequent return), the Lessee of such Vehicle may redesignate the related Program Vehicle as a Non-Program Vehicle, provided that (i) no Amortization Event or Potential Amortization Event has occurred and is continuing and (ii) no violation of the requirements of Section 10.13 of the AESOP I Operating Lease Loan Agreement or Section 2.8 hereof would be caused by such redesignation, and provided further, in each case, that (x) the relevant Lessee of such Vehicle shall pay to the Lessor on the next succeeding Payment Date an amount equal to the difference, if any, between the Net Book Value of such Vehicle as of the date of redesignation and an amount equal to the Net Book Value of such Vehicle as of the date of redesignation had such Vehicle been a Non-Program Vehicle at the time of delivery thereof pursuant to Section 2.1 and (y) the Required Enhancement Amount required under each Supplement, after giving effect to such redesignation, shall be satisfied on the date of redesignation.

      2.8. Limitations on the Acquisition or Redesignation of Certain Vehicles. Unless otherwise specified in a Supplement or unless waived by the Required Noteholders as specified in a Supplement, (a) the aggregate Net Book Value of all Vehicles (or such portion thereof as is specified in such Supplement) manufactured by Manufacturers other than Eligible Non-Program Manufacturers and leased under this Agreement (after giving effect to the inclusion of such Vehicle under this Agreement) and the Finance Lease as of such date shall not exceed any applicable Maximum Non-Eligible Manufacturer Amount, (b) the aggregate Net Book Value of all Non-Program Vehicles (or such portion thereof as is specified in such Supplement) leased under this Agreement (after giving effect to the inclusion or redesignation, as the case may be, of such Vehicle under this Agreement) and the Finance Lease as of such date shall not exceed any applicable Maximum Non-Program Vehicle Amount, (c) the aggregate Net Book Value of all Vehicles (or such portion thereof as is specified in such Supplement) manufactured by a particular Manufacturer or group of Manufacturers and leased under the Leases (after giving effect to the inclusion of such Vehicle under this Agreement) as of such date shall not exceed any applicable Maximum Manufacturer Amount, (d) the aggregate Net Book Value of all Vehicles (or such portion thereof as is specified in such Supplement) titled in the States of Ohio, Oklahoma and Nebraska and leased under this Agreement (after giving effect to the inclusion of such Vehicle under this Agreement) and the AESOP II Operating Lease as of such date shall not exceed any applicable Maximum Specified States Amount and (e) after giving effect to the inclusion or redesignation of such Vehicle under this Agreement, there shall not be a failure or violation of any other conditions, requirements or restrictions with respect to the leasing of Eligible Vehicles under this Agreement as is specified in any Supplement.

      3. TERM.

      3.1. Vehicle Term. (a) The "Vehicle Operating Lease Commencement Date" (x) for each Initial Leased Vehicle shall mean the Initial Closing Date and (y) for each other Vehicle shall mean the day as referenced in the Vehicle Acquisition Schedule with respect to such Vehicle but in no event shall such date be a date later than the date that funds are expended or allocated by the Lessor to acquire such Vehicle or, in the case of a Replacement Vehicle, no later than the date that such Replacement Vehicle is "acquired" (as such term is defined in the Master Exchange Agreement) by the Intermediary pursuant to the Master Exchange Agreement. The "Vehicle Term" with respect to each Vehicle shall extend from the Vehicle Operating Lease Commencement Date through the earliest of (i) if such Vehicle is a Program Vehicle that has not been identified by the Lessor as an Identified Relinquished Vehicle pursuant to Section 3.1 of the Master Exchange Agreement or a Non-Program Vehicle returned to a Manufacturer under a Manufacturer Program in accordance with Section 2.6(b), the Turnback Date for such Vehicle, (ii) if such Vehicle is sold to a third party (other than through an auction conducted by or through or arranged by the Manufacturer pursuant to its Manufacturer Program), the date on which funds in respect of such sale are deposited in the Collection Account (by such third party or by the applicable Lessee or the Guarantor on behalf of such third party) and such funds equal or exceed the Termination Value of such Vehicle, (iii) if such Vehicle becomes a Standard Casualty or an Ineligible Vehicle, the date funds in the amount of the Termination Value thereof are deposited in the Collection Account by the applicable Lessee, (iv) the date that such Vehicle is purchased by the applicable Lessee pursuant to Section 2.5 hereof and the Vehicle Purchase Price with respect to such purchase (and any unpaid Monthly Base Rent and Supplemental Rent with respect to such Vehicle) is deposited in the Collection Account by such Lessee, (v) the date that is the last Business Day of the month that is 18 months after the month in which the Vehicle Operating Lease Commencement Date occurs with respect to such Vehicle, and (vi) if such Vehicle has been designated by the Lessor as an Identified Relinquished Vehicle pursuant to
Section 3.1 of the Master Exchange Agreement, the date that such Vehicle is "transferred" to the Intermediary pursuant to Section 3.1 of the Master Exchange Agreement, provided, however, that if such designation as an Identified Relinquished Vehicle is rescinded pursuant to Section 3.6 of the Master Exchange Agreement, such Vehicle shall continue to be a leased Vehicle hereunder, as if such designation had not occurred, until the occurrence of one of the events described in the foregoing clauses (i) through (v) (the earliest of such six dates being referred to as the "Vehicle Operating Lease Expiration Date").

      (b) Subject to the provisions of Sections 2.5 and 2.6, each Lessee shall use its commercially reasonable efforts to return each Program Vehicle leased by such Lessee hereunder to the related Manufacturer (or such Manufacturer's agent or as otherwise directed by such Manufacturer in accordance with such Manufacturer Program) (a) not prior to the end of the minimum holding period specified in the related Manufacturer Program (prior to which the Lessor may not return such Program Vehicle without penalty (the "Minimum Term")) and (b) not later than the end of the maximum holding period (after which the Lessor may not return such Program Vehicle without penalty (the "Maximum Term")); provided, however, that each Lessee shall in any case return each Program Vehicle leased by such Lessee hereunder to the related Manufacturer (or such Manufacturer's agent or as otherwise directed by such Manufacturer in accordance with such Manufacturer Program) on or before the Vehicle Operating Lease Expiration Date with respect to such Vehicle pursuant to Section 13.2 hereof. The Lessee of any Program Vehicles returned before the Minimum Term will pay to the Lessor the equivalent of the Monthly Base Rent with respect to such vehicle for the Minimum Term plus any early turn back surcharges payable by the Lessor or deductible from the Repurchase Price of such Vehicle regardless of actual usage, unless such Vehicle is a Standard Casualty or becomes an Ineligible Vehicle, in which case, the disposition of such Vehicle will be handled in accordance with Section 6 hereof.

      3.2. Term. The "AESOP I Operating Lease Commencement Date" shall mean the Initial Closing Date. The "AESOP I Operating Lease Expiration Date" shall mean the latest of (i) the date of the payment in full of all Loans (including any Loan Interest thereon) the proceeds of which were used by the Lessor to finance the purchase of Vehicles subject to this Agreement, (ii) the Vehicle Operating Lease Expiration Date for the last Vehicle leased by any Lessee hereunder and
(iii) the date on which all amounts payable hereunder and under the Loan Agreements have been paid in full. The "Term" of this Agreement shall mean the period commencing on the AESOP I Operating Lease Commencement Date and ending on the AESOP I Operating Lease Expiration Date.

      4. RENT AND CHARGES. Each Lessee will pay Monthly Base Rent and any Supplemental Rent due and payable on a monthly basis (and any Special Service Charges, on the date due and payable) as set forth in this Section 4.

      4.1. Payment of Rent. On each Payment Date each Lessee shall pay in immediately available funds to the Lessor not later than 11:00 a.m. New York City time, on such Payment Date, such Lessee's allocable portion of (i) all Monthly Base Rent that has accrued during the Related Month with respect to each Vehicle leased hereunder during or prior to the Related Month and (ii) all Supplemental Rent due and payable on such Payment Date. The portion of Monthly Base Rent allocable to each Lessee will equal (i) with respect to the amounts described in clause (b) of the definition of Monthly Base Rent, the portion thereof that relates to the particular Vehicles leased hereunder by such Lessee and (ii) with respect to other amounts included in the definition of Monthly Base Rent, such Lessee's Share, determined as of the beginning of the Related Month, of such amounts. The portion of Supplemental Rent allocable to each Lessee will equal (i) with respect to Supplemental Rent that relates to particular Vehicles, the portion thereof that relates to the particular Vehicles leased hereunder by such Lessee and (ii) with respect to Supplemental Rent that does not relate to particular Vehicles, such Lessee's Share, determined as of the beginning of the Related Month, of such amounts.

      4.2. Special Service Charges. On each Payment Date, or on such other Business Day as the Lessor shall request, each Lessee shall pay in immediately available funds to, or at the direction of, the Lessor, not later than 11:00 a.m., New York City time, on such date, such Lessee's allocable portion of the Special Service Charges determined by the Lessor to be due and payable on such date. The portion of Special Service Charges allocable to each Lessee will equal
(i) with respect to Special Service Charges that relate to particular Vehicles, the portion thereof that relates to the particular Vehicles leased hereunder by such Lessee, and (ii) with respect to Special Service Charges that do not relate to particular Vehicles, such Lessee's Share, determined as of the beginning of the Related Month, of such amounts. Each Lessee acknowledges that the Lessor has assigned and transferred its right to payment of such amounts to the Intermediary, together with the right to invoice or request payment thereof, pursuant to the Master Exchange Agreement, and that the Intermediary shall be entitled to further assign and pledge any such rights to the Lender Agent, and that either of the Intermediary or the Lender Agent, as applicable, shall be entitled to exercise the rights to enforce and collect such amounts if any such amounts are not paid when due. The provisions of this Section 4.2 will survive the expiration or earlier termination of the Term.

      4.3. Net Lease. THIS AGREEMENT SHALL BE A NET LEASE, AND EACH LESSEE'S OBLIGATION TO PAY ALL MONTHLY BASE RENT, SUPPLEMENTAL RENT AND OTHER SUMS HEREUNDER SHALL BE ABSOLUTE AND UNCONDITIONAL, AND SHALL NOT BE SUBJECT TO ANY ABATEMENT, SETOFF, COUNTERCLAIM, DEDUCTION OR REDUCTION FOR ANY REASON WHATSOEVER. The obligations and liabilities of each Lessee hereunder shall in no way be released, discharged or otherwise affected (except as may be expressly provided herein including, without limitation, the right of each Lessee to reject Vehicles pursuant to Section 2.2 hereof) for any reason, including without limitation: (i) any defect in the condition, merchantability, quality or fitness for use of the Vehicles or any part thereof; (ii) any damage to, removal, abandonment, salvage, loss, scrapping or destruction of or any requisition or taking of the Vehicles or any part thereof; (iii) any restriction, prevention or curtailment of or interference with any use of the Vehicles or any part thereof; (iv) any defect in or any Lien on title to the Vehicles or any part thereof; (v) any change, waiver, extension, indulgence or other action or omission in respect of any obligation or liability of such Lessee or the Lessor; (vi) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Lessee, the Lessor or any other Person, or any action taken with respect to this Agreement by any trustee or receiver of any Person mentioned above, or by any court; (vii) any claim that such Lessee has or might have against any Person, including without limitation the Lessor; (viii) any failure on the part of the Lessor or any other Lessee to perform or comply with any of the terms hereof or of any other agreement; (ix) any invalidity or unenforceability or disaffirmance of this Agreement or any provision hereof or any of the other Related Documents or any provision of any thereof, in each case whether against or by such Lessee or otherwise; (x) any insurance premiums payable by such Lessee with respect to the Vehicles; or (xi) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not such Lessee shall have notice or knowledge of any of the foregoing and whether or not foreseen or foreseeable. This Agreement shall be noncancelable by the Lessees and, except as expressly provided herein, each Lessee, to the extent permitted by law, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Agreement, or to any diminution or reduction of Monthly Base Rent, Supplemental Rent or other amounts payable by such Lessee hereunder. All payments by each Lessee made hereunder shall be final (except to the extent of adjustments provided for herein), absent manifest error and, except as otherwise provided herein, each Lessee shall not seek to recover any such payment or any part thereof for any reason whatsoever, absent manifest error. If for any reason whatsoever this Agreement shall be terminated in whole or in part by operation of law or otherwise except as expressly provided herein, each Lessee shall nonetheless pay an amount equal to such Lessee's allocable portion of all Monthly Base Rent, all Supplemental Rent and all other amounts due hereunder at the time and in the manner that such payments would have become due and payable under the terms of this Agreement as if it had not been terminated in whole or in part. All covenants and agreements of each Lessee herein shall be performed at its cost, expense and risk unless expressly otherwise stated.

      5. INSURANCE. Each Lessee represents that it shall at all times maintain or cause to be maintained insurance coverage in force as follows:

      5.1. Personal Injury and Damage. Insurance coverage as set forth in
Section 31.3 hereof. In addition, each Lessee will maintain with respect to each Lessee's properties and businesses insurance against loss or damage of the kind customarily insured against by corporations engaged in the same or similar businesses, of such types and in such amounts as are customarily carried by such similarly situated corporations.

      5.2. Delivery of Certificate of Insurance. Within 10 days after the Initial Closing Date (or, with respect to any additional party becoming a "Lessee" hereunder pursuant to the provisions of Section 24 hereof, within 10 days after the date such party becomes a "Lessee" hereunder), each Lessee or the Guarantor shall deliver to the Lessor a certificate(s) of insurance naming the Lender, the Lessor, Original AESOP, PVHC, Quartx, and the Trustee as additional insureds as to the item required by Section 31.3. Such insurance shall not be changed or canceled except as provided below in Section 5.3.

      5.3. Changes in Insurance Coverage. No changes shall be made in any of the foregoing insurance requirements unless the prior written consent of the Lessor, the Lender and the Trustee are first obtained. The Lessor may grant or withhold its consent to any proposed change in such insurance in its sole discretion. The Lender and the Trustee shall be required to grant its consent to any proposed change in such insurance upon compliance with the following conditions:

         (i) The relevant Lessee or the Guarantor shall deliver not less than 30 days' prior written notice of any proposed change in such insurance to the Lender and the Trustee;

         (ii) The relevant Lessee or the Guarantor shall furnish to the Lender and the Trustee a letter from each Rating Agency with respect to all Outstanding Commercial Paper Notes and Notes rated by such Rating Agency to the effect that such proposed change will not cause a reduction in or a withdrawal of the current rating of such Commercial Paper Notes or the Notes; and

         (iii) The proposed change will satisfy the Rating Agency Confirmation Condition.

      6. RISK OF LOSS; CASUALTY AND INELIGIBLE VEHICLE OBLIGATIONS.

      6.1. Risk of Loss Borne by Lessees. Upon delivery of each Vehicle to the Lessee of such Vehicle, as between the Lessor and such Lessee, such Lessee assumes and bears the risk of loss, damage, theft, taking, destruction, attachment, seizure, confiscation or requisition with respect to such Vehicle, however caused or occasioned, and all other risks and liabilities, including personal injury or death and property damage, arising with respect to such Vehicle or the manufacture, purchase, acceptance, rejection, ownership, delivery, leasing, subleasing, possession, use, inspection, registration, operation, condition, maintenance, repair, storage, sale, return or other disposition of such Vehicle, howsoever arising.

      6.2. Casualty; Ineligible Vehicles. If a Vehicle becomes a Standard Casualty or an Ineligible Vehicle, then the Lessee of such Vehicle will (i) promptly notify the Lessor thereof and (ii) promptly, but in no event later than the Payment Date with respect to the Related Month during which such Vehicle became a Standard Casualty or an Ineligible Vehicle, pay to the Lessor the Termination Value of such Vehicle (as of the date such Vehicle became a Standard Casualty or an Ineligible Vehicle). Upon payment by such Lessee to the Lessor of the Termination Value of any Vehicle that has become a Standard Casualty or an Ineligible Vehicle (i) the Lessor shall cause title to such Vehicle to be transferred to such Lessee to facilitate liquidation of such Vehicle by such Lessee, (ii) such Lessee shall be entitled to any physical damage insurance proceeds applicable to such Vehicle and (iii) the Administrator shall request the Trustee to cause its Lien to be removed from the Certificate of title for such Vehicle.

      7. VEHICLE USE. So long as no AESOP I Operating Lease Event of Default, Liquidation Event of Default or Limited Liquidation Event of Default has occurred (subject, however, to Section 2.6 hereof), each Lessee may use Vehicles leased hereunder in its regular course of business. Such use shall be confined primarily to the United States; provided, however, that the principal place of business or rental office of each Lessee with respect to the Vehicles is located in the United States. The Administrator shall promptly and duly execute, deliver, file and record all such documents, statements, filings and registrations, and take such further actions as the Lessor, the Lender or the Trustee shall from time to time reasonably request in order to establish, perfect and maintain the Lessor's title to and interest in the Vehicles and the Certificates of Title as against each Lessee or any third party in any applicable jurisdiction and to establish, perfect and maintain the Trustee's Lien on the Vehicles and the Certificates of Title (other than noting the Lien of the Trustee on the Certificates of Title with respect to (i) the Initial PVT Vehicles (which shall reflect the Lien of BONY) and (ii) Vehicles titled in the states of Ohio, Oklahoma and Nebraska) as a perfected first lien in any applicable jurisdiction. Each Lessee may, at its sole expense, change the place of principal location of any Vehicles. Notwithstanding the foregoing, no change of location shall be undertaken unless and until (x) all actions necessary to maintain the Lien of the Trustee on such Vehicles and the Certificates of Title (other than noting the Lien of the Trustee on the Certificates of Title with respect to (i) the Initial PVT Vehicles (which shall reflect the Lien of BONY) and (ii) Vehicles titled in the states of Ohio, Oklahoma and Nebraska) with respect to such Vehicles shall have been taken and (y) all legal requirements applicable to such Vehicles shall have been met or obtained. Following the occurrence of an AESOP I Operating Lease Event of Default, a Limited Liquidation Event of Default, a Liquidation Event of Default or a Manufacturer Event of Default, and upon the Lender's request, each Lessee shall advise the Lender in writing where all Vehicles leased hereunder as of such date are principally located. Each Lessee shall not knowingly use any Vehicles or knowingly permit the same to be used for any unlawful purpose. Each Lessee shall use reasonable precautions to prevent loss or damage to Vehicles. Each Lessee shall comply with all applicable statutes, decrees, ordinances and regulations regarding acquiring, titling, registering, leasing, insuring and disposing of Vehicles and shall take reasonable steps to ensure that operators are licensed. Each Lessee and the Lessor agree that such Lessee shall perform, at such Lessee's own expense, such Vehicle preparation and conditioning services with respect to Vehicles leased by such Lessee hereunder as are customary. The Lessor, the Lender or the Trustee or any authorized representative of the Lessor, the Lender or the Trustee may during reasonable business hours from time to time, without disruption of each Lessee's business, subject to applicable law, inspect Vehicles and registration certificates, Certificates of Title and related documents covering Vehicles wherever the same be located. No Lessee shall sublease any Vehicles, nor shall any Lessee assign any right or interest herein or in any Vehicles; provided, however, the foregoing shall not be deemed to prohibit the Lessees from renting Vehicles to third party customers in the ordinary course of their respective car rental businesses.

      8. LIENS. Except for Permitted Liens, each Lessee shall keep all Vehicles leased by it hereunder free of all Liens arising during the Term. Upon the Vehicle Operating Lease Expiration Date for each Vehicle leased hereunder should any such Lien exist the Lessor may, in its discretion, remove such Lien and any sum of money that may be paid by the Lessor in release or discharge thereof, including attorneys' fees and costs, will be paid by the Lessee of such Vehicle upon demand by the Lessor. The Lessor may grant security interests in the Vehicles leased by a Lessee hereunder without consent of such Lessee; provided, however, that if any such Liens would interfere with the rights of such Lessee under this Agreement, the Lessor must obtain the prior written consent of such Lessee. Each Lessee agrees and acknowledges that the granting of Liens and the taking of other actions pursuant to the Loan Agreements, the Indenture and the other Related Documents does not interfere with the rights of such Lessee under this Agreement.

      9. NON-DISTURBANCE. So long as each Lessee satisfies its obligations hereunder, its quiet enjoyment, possession and use of the Vehicles leased by such Lessee hereunder will not be disturbed during the Term subject, however, to Sections 2.6 and 18 hereof and except that the Lessor and the Trustee each retains the right, but not the duty, to inspect such Vehicles without disturbing the ordinary conduct of such Lessee's business. Upon the request of the Lessor, the Lender or the Trustee from time to time, each Lessee will make reasonable efforts to confirm to the Lessor, the Lender and the Trustee the location, mileage and condition of each Vehicle leased by such Lessee hereunder and to make available for the Lessor's, the Lender's or the Trustee's inspection within a reasonable time period, not to exceed 45 days, such Vehicles at the location where such Vehicles are normally domiciled. Further, each Lessee will, during normal business hours and with a notice of 3 Business Days, make its records pertaining to the Vehicles leased by such Lessee hereunder available to the Lessor, the Lender or the Trustee for inspection at the location where such Lessee's records are normally domiciled.

      10. REGISTRATION; LICENSE; TRAFFIC SUMMONSES; PENALTIES AND FINES. Each Lessee, at its expense, shall be responsible for proper registration and licensing of Vehicles leased by such Lessee hereunder, and titling of such Vehicles in the name of the Lessor or its Permitted Nominee (with the Lien of the Trustee noted thereon (except with respect to the Initial PVT Vehicles for which BONY is noted as the first lienholder and Vehicles titled in the States of Oklahoma, Nebraska and Ohio)), and, where required, shall have such Vehicles inspected by any appropriate governmental authority; provided, however, that notwithstanding the foregoing, possession of all Certificates of Title shall at all times remain with the Administrator, who will hold such Certificates of Title in its capacity as agent for the Lessor and on behalf of the Lender and the Trustee. Each Lessee shall be responsible for the payment of all registration fees, title fees, license fees, traffic summonses, penalties, judgments and fines incurred with respect to any Vehicle leased by such Lessee hereunder during the Vehicle Term for such Vehicle or imposed during the Vehicle Term for such Vehicle by any governmental authority or any court of law or equity with respect to such Vehicles in connection with such Lessee's operation of such Vehicles. The Lessor agrees to execute a power of attorney in substantially the form of Attachment C hereto (each, a "Power of Attorney"), and such other documents as may be necessary in order to allow the Lessees to title, register and dispose of the Vehicles leased hereunder in accordance with the terms hereof; provided, however, that possession of all Certificates of Title shall at all times remain with the Administrator who will hold such Certificates of Title in its capacity as agent for the Lessor and on behalf of the Lender and the Trustee, and each Lessee acknowledges and agrees that it has no right, title or interest in or with respect to any Certificate of Title. Notwithstanding anything herein to the contrary, the Lessor may terminate such Power of Attorney as provided in Section 18.3(iii) hereof.

      11. MAINTENANCE AND REPAIRS. Each Lessee shall pay for all maintenance and repairs to keep Vehicles leased by such Lessee hereunder in good working order and condition, and such Lessee will maintain such Vehicles as required in order to keep the Manufacturer's warranty in force. Each Lessee will return Vehicles leased by such Lessee hereunder to an authorized Manufacturer facility or such Lessee's Manufacturer authorized warranty station for warranty work. Each Lessee will comply with any Manufacturer's recall of any Vehicle leased by such Lessee hereunder. Each Lessee will pay, or cause to be paid, all usual and routine expenses incurred in the use and operation of Vehicles leased by such Lessee hereunder including, but not limited to, fuel, lubricants, and coolants. Each Lessee agrees that it shall not make any material alterations to any Vehicles without the prior consent of the Lessor. Any improvements or additions to any Vehicles leased hereunder shall become and remain the property of the Lessor, except that any addition to Vehicles made by the Lessee of such Vehicles shall remain the property of such Lessee if such addition can be disconnected from such Vehicles without impairing the functioning of such Vehicles or its resale value, excluding such addition.

      12. VEHICLE WARRANTIES.

      12.1. No Lessor Warranties. EACH LESSEE ACKNOWLEDGES THAT THE LESSOR IS NOT THE MANUFACTURER, THE AGENT OF THE MANUFACTURER, OR THE DISTRIBUTOR OF THE VEHICLES LEASED BY SUCH LESSEE HEREUNDER. THE LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE FITNESS, SAFENESS, DESIGN, MERCHANTABILITY, CONDITION, QUALITY, CAPACITY OR WORKMANSHIP OF THE VEHICLES NOR ANY WARRANTY THAT THE VEHICLES WILL SATISFY THE REQUIREMENTS OF ANY LAW OR ANY CONTRACT SPECIFICATION, AND AS BETWEEN THE LESSOR AND EACH LESSEE, EACH LESSEE AGREES TO BEAR ALL SUCH RISKS AT ITS SOLE COST AND EXPENSE. EACH LESSEE SPECIFICALLY WAIVES ALL RIGHTS TO MAKE CLAIMS AGAINST THE LESSOR AND ANY VEHICLE FOR BREACH OF ANY WARRANTY OF ANY KIND WHATSOEVER AND, AS TO THE LESSOR, EACH LESSEE LEASES THE VEHICLES "AS IS." IN NO EVENT SHALL THE LESSOR BE LIABLE FOR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHATSOEVER OR HOWSOEVER CAUSED.

      12.2. Manufacturer's Warranties. If a Vehicle leased hereunder is covered by a Manufacturer's warranty, the Lessee of such Vehicle, during the Vehicle Term for such Vehicle, shall have the right to make any claims under such warranty which the Lessor could make.

      13. VEHICLE USAGE GUIDELINES AND RETURN; SPECIAL DEFAULT PAYMENTS; EARLY TERMINATION PAYMENTS.

      13.1. Usage. As used herein "Vehicle Turn-In Condition" (a) with respect to each Program Vehicle leased hereunder will be determined in accordance with the related Manufacturer Program and (b) with respect to each Non-Program Vehicle leased hereunder shall mean (i) if such Non-Program Vehicle is manufactured by the same Manufacturer as any Program Vehicle leased hereunder, the same standard as required with respect to such Program Vehicle and (ii) if such Non-Program Vehicle does not satisfy clause (i) above, that each such Vehicle shall have no body dents, rust, corrosion, paint mismatches or special colors, or paint which is less than factory grade, dented, rusted, broken, missing chrome or trim, ripped or stained, upholstery, seats, dash, headliner, carpeting, trunk, or convertible vinyl top, missing interior trim, sprung or misaligned doors or their openings, or worn, cracked, split, broken or leaking weather-stripping, faulty window mechanisms, or broken, cracked, missing glass, mirrors or lights, faulty electronic systems, including on-board computers, processors, sensors, controls, radios, stereos, and the like, faulty heating, air conditioning or climate control systems, worn or faulty shock absorbers or other suspension or steering parts, systems or mechanisms, excessively worn tires, or any other condition that adversely affects the appearance or operating condition of such Vehicle, in each case other than any such condition that would reasonably be considered to be normal wear and tear or otherwise de minimis by the Manufacturer of such Vehicle (or its authorized agent) under such Manufacturer's Manufacturer Program or, if such Manufacturer does not maintain a Manufacturer Program, under the Manufacturer Program of another Manufacturer with comparable sales volume, and the equivalent of any Excess Damage Charges and Excess Mileage Charges with respect to such Vehicle shall be determined by the Administrator and the Lessor in accordance with the foregoing standard.

      13.2. Return. (a) Each Lessee will, subject to Sections 2.5 and 2.6, return each Program Vehicle leased by such Lessee hereunder (other than a Standard Casualty or a Program Vehicle which has become an Ineligible Vehicle) to the nearest related Manufacturer official auction or other facility designated by such Manufacturer at such Lessee's sole expense or to such other location designated by the Lessor (with any additional cost of delivery in excess of what would have been incurred upon delivery to the related Manufacturer at the expense of the Lessor), in each case in accordance with the requirements of Section 3.1(b) hereof.

      (b) Each Lessee agrees that the Vehicles leased by such Lessee hereunder will be in Vehicle Turn-In Condition upon return to or upon the order of the Lessor. Any rebate or credits applicable to the unexpired term of any license plates for a Vehicle leased by a Lessee hereunder shall inure to the benefit of such Lessee.

      13.3. Special Default Payments. (a) Each Lessee will use its best efforts to maintain the Program Vehicles leased by such Lessee hereunder such that no Excess Damage Charges or Excess Mileage Charges will be deductible from the Repurchase Price due from a Manufacturer or payable by the Lessor upon the turn back of such Program

Vehicles under the applicable Manufacturer Program. Upon any of (i) receipt of payment of the Repurchase Price of each Program Vehicle leased by a Lessee hereunder from the Manufacturer (or the receipt of payment of the Repurchase Price of each such Program Vehicle sold through an auction conducted by or through a Manufacturer), (ii) receipt of payment of the Repurchase Price of each Relinquished Vehicle from the Manufacturer, or (iii) the date by which the Repurchase Price of each such Program Vehicle turned-back to a Manufacturer would have been paid if not for a Manufacturer Event of Default, the Lessor will charge such Lessee for any Excess Damage Charges and/or Excess Mileage Charges applicable to such Program Vehicle pursuant to the applicable Manufacturer Program (any such charges are referred to as "Program Vehicle Special Default Payments").

      (b) Each Lessee will use its best efforts to maintain the Non-Program Vehicles leased by such Lessee hereunder in a manner such that no Non-Program Vehicle Special Default Payments (as defined below) shall be due upon disposition of such Non-Program Vehicles by or for the benefit of the Lessor. Upon disposition of each Non-Program Vehicle leased hereunder by or for the benefit of the Lessor, other than the sale of any Non-Program Vehicle to the Lessee of such Vehicle in accordance with the terms hereof, the Lessor will charge such Lessee (i) if such Non-Program Vehicle is manufactured by the same Manufacturer as any Program Vehicle or is subject to a Manufacturer Program, an amount equal to any Excess Damage Charges and/or Excess Mileage Charges that would be applicable to the comparable Program Vehicle pursuant to the applicable Manufacturer Program or an amount equal to any Excess Damage Charges and/or Excess Mileage Charges that are applicable to such Vehicle pursuant to the applicable Manufacturer Program, as the case may be, and (ii) if such Non-Program Vehicle is subject to a Vehicle Turn-In Condition standard established pursuant to Section 13.1(b)(ii), an amount equal to any charges applicable to such Non-Program Vehicle pursuant to such Vehicle Turn-In Condition standard (any such charges are referred to as "Non-Program Vehicle Special Default Payments" and, together with the Program Vehicle Special Default Payments, the "Special Default Payments").

      (c) On each Payment Date, each Lessee shall pay to the Lessor all Special Default Payments that have accrued during the Related Month; provided, however, that in the case of Assigned Special Default Payments, the Lessor, or the Administrator on its behalf, may invoice the relevant Lessee or Lessees for payment of such amounts as may be required to pay amounts owing by the Intermediary pursuant to the Receivables Financing Agreement on a Business Day other than a Payment Date, and may direct the relevant Lessee or Lessees to pay such amounts directly to the Intermediary or to the Lender Agent. The obligation of such Lessee to pay Special Default Payments shall constitute the sole remedy respecting the breach of its covenant contained in the first sentence of each of
Section 13.3(a) and 13.3(b). The provisions of this Section 13.3 will survive the expiration or earlier termination of the Term.

      13.4. Early Termination Payments. With respect to any Program Vehicle leased by a Lessee hereunder that is turned back to a Manufacturer under its Manufacturer Program (including by the Intermediary pursuant to the Master Exchange Agreement), upon the receipt of the Repurchase Price of such Vehicle from such Manufacturer or upon the date by which the Repurchase Price would have been paid if not for a Manufacturer Event of Default, the Lessor will charge such Lessee an amount equal to (i) the excess, if any, of (x) the Termination Value of such Vehicle (as of the Turnback Date) over (y) the sum of the Repurchase Price received with respect to such Vehicle or that would have been received but for a Manufacturer Event of Default, as applicable, and any Special Default Payments made by such Lessee in respect of such Vehicle pursuant to Section 13.3, plus (ii) any unpaid Monthly Base Rent for the Minimum Term plus any early turn back charges payable or deductible from the Repurchase Price for Program Vehicles returned before the Minimum Term in accordance with Section 3.1(b) hereof (any such amount is referred to as an "Early Termination Payment"). On each Payment Date, each Lessee shall pay to the Lessor all Early Termination Payments that have accrued during the Related Month. The provisions of this Section 13.4 will survive the expiration or earlier termination of the Term.

      14. DISPOSITION PROCEDURE. Each Lessee will comply with the requirements of law and the requirements of the Manufacturer Programs in connection with, among other things, the delivery of Certificates of Title and documents of transfer signed as necessary, signed Condition Reports, and signed odometer statements to be submitted with the Program Vehicles or Non-Program Vehicles returned to a Manufacturer pursuant to Section 2.6(b) and accepted by the Manufacturer or its agent at the time of Program Vehicle or Non-Program Vehicle return.

      15. ODOMETER DISCLOSURE REQUIREMENT. Each Lessee agrees to comply with all requirements of law and all Manufacturer Program requirements with respect to Vehicles leased by such Lessee hereunder in connection with the transfer of ownership by the Lessor of any such Vehicle leased by such Lessee hereunder, including, without limitation, the submission of any required odometer disclosure statement at the time of any such transfer of ownership.

      16. GENERAL INDEMNITY.

      16.1. Indemnity by the Lessees and the Guarantor. The Lessees and the Guarantor agree jointly and severally to indemnify and hold harmless the Lessor, the Lender, the Intermediary and the Trustee and the Lessor's, the Lender's, the Intermediary's and the Trustee's directors, officers, stockholders, agents and employees (collectively, the "Indemnified Persons"), on a net after-tax basis against any and all claims, demands and liabilities of whatsoever nature and all costs and expenses relating to or in any way arising out of:

            16.1.1. the ordering, delivery, acquisition, title on acquisition, rejection, installation, possession, titling, retitling, registration, re-registration, custody by the Lessees or the Guarantor of title and registration documents, use, non-use, misuse, operation, deficiency, defect, transportation, repair, control or disposition of any Vehicle leased hereunder or to be leased hereunder pursuant to a request by a

     Lessee. The foregoing shall include, without limitation, any liability (or any alleged liability) of the Lessor to any third party arising out of any of the foregoing, including, without limitation, all legal fees, costs and disbursements arising out of such liability (or alleged liability);

            16.1.2. all (i) federal, state, county, municipal or foreign license, qualification, registration, franchise, sales, use, gross receipts, ad valorem, business, property (real or personal), excise, motor vehicle, and occupation fees and taxes, and all federal, state and local income taxes, and penalties and interest thereon, and all other taxes, fees and assessments of any kind whatsoever whether assessed, levied against or payable by the Lessor or otherwise, with respect to any Vehicle leased hereunder or the acquisition, purchase, sale, rental, delivery, use, operation, control, ownership or disposition of any such Vehicle or measured in any way by the value thereof or by the ownership by the Lessor with respect thereto and (ii) documentary, stamp, filing, recording, mortgage or other taxes, if any, which may be payable by the Lessor in connection with this Agreement or any other Related Documents; provided, however, that the following taxes are excluded from the indemnity provided in clauses (i) and (ii) above:

           (i) any tax on, based on, with respect to, or measured by net income (including federal alternative minimum tax) other than any taxes or other charges which may be imposed as a result of any determination by a taxing authority that the Lessor is not the owner for tax purposes of the Vehicles leased hereunder or that this Agreement is not a "true lease" for tax purposes or that depreciation deductions that would be available to the owner of such Vehicles are disallowed, or that the Lessor is not entitled to include the full purchase price for any such Vehicle in basis including any amounts payable in respect of interest charges, additions to tax and penalties that may be imposed, and all attorneys and accountants fees and expenses and all other fees and expenses that may be incurred in defending against or contesting any such determination;

           (ii) any withholding tax imposed by the United States federal government other than such a tax imposed as a result of a change in law enacted (including new interpretations thereof), adopted or promulgated after the Initial Closing Date or, if later, the date the Trustee or the Lender acquires its interest in the Vehicles leased hereunder or the Loan Agreements, the Indenture, the Assignment Agreements, or any other related operative documents that causes it to be an Indemnified Person hereunder unless such a tax is enacted, adopted or promulgated as a tax in lieu of, or in substitution for a tax not otherwise indemnifiable hereunder;

           (iii) any tax with respect to any Vehicle leased by a Lessee hereunder or any transaction relating to such Vehicle to the extent it covers any period beginning after the earlier of (A) the discharge in full of such Lessee's obligation to pay Monthly Base Rent, Supplemental Rent and any other amount payable hereunder with respect to such Vehicle or (B) the expiration or other termination of this Agreement with respect to such Vehicle, unless such tax accrues in respect of any period during which such Lessee holds over such Vehicle; and

           (iv) any tax that is imposed on an Indemnified Person or any of its Affiliates, to the extent that such tax results from the willful misconduct or gross negligence of such Indemnified Person or such Affiliates;

     16.1.3. any violation by any Lessee or the Guarantor of this Agreement or of any Related Documents to which such Lessee or the Guarantor is a party or by which it is bound or of any laws, rules, regulations, orders, writs, injunctions, decrees, consents, approvals, exemptions, authorizations, licenses and withholdings of objecting of any governmental or public body or authority and all other requirements having the force of law applicable at any time to any Vehicle leased hereunder or any action or transaction by any Lessee or the Guarantor with respect thereto or pursuant to this Agreement;

     16.1.4. all out of pocket costs of the Lessor (including the fees and out of pocket expenses of counsel for the Lessor) in connection with the execution, delivery and performance of this Agreement and the other Related Documents;

     16.1.5. all out of pocket costs and expenses (including reasonable attorneys' fees and legal expenses) incurred by the Lessor, the Lender, the Intermediary or the Trustee in connection with the administration, enforcement, waiver or amendment of this Agreement and any other Related Documents and all indemnification obligations of the Lender or the Lessor under the Related Documents (including all obligations of the Lessor under Section 13.4 and Section 13.5 of the AESOP I Operating Lease Loan Agreement); and

     16.1.6. all costs, fees, expenses, damages and liabilities (including, without limitation, the fees and out of pocket expenses of counsel) in connection with, or arising out of, any claim made by any third party against the Lessor for any reason (including, without limitation, in connection with any audit or investigation conducted by a Manufacturer under its Manufacturer Program).

     If the Lessor shall actually receive any tax benefit (whether by way of offset, credit, deduction, refund or otherwise) not already taken into account in calculating the net after-tax basis for such payment as a result of the payment of any tax indemnified pursuant to this Section 16 or in connection with the circumstances giving rise to the imposition of such tax, such tax benefit shall be used to offset any indemnity payment owed pursuant to this Section 16 or shall be paid to the relevant Lessee (but only to the extent of any prior indemnity payments actually made pursuant to this Section 16 and only after the Lessor shall actually receive such tax benefits), provided, however, that no such payment to such Lessee shall be made while an AESOP I Operating Lease Event of Default shall have occurred and be continuing.

      16.2. Reimbursement Obligation by the Lessees and the Guarantor. Each of the Lessees and the Guarantor shall forthwith upon demand reimburse the Lessor or the relevant Indemnified Person for any sum or sums expended with respect to any of the foregoing; provided, however, that to the extent such amounts constitute Excluded Payments, such amounts shall be paid only to the AESOP I Segregated Account; and provided further that, if so requested by the relevant Lessee or the Guarantor, the Lessor shall submit to such Lessee or the Guarantor, as applicable, a statement documenting any such demand for reimbursement or prepayment. To the extent that any Lessee or the Guarantor in fact indemnifies the Lessor under the indemnity provisions of this Agreement, such Lessee or the Guarantor, as applicable, shall be subrogated to the Lessor's rights in the affected transaction and shall have a right to determine the settlement of claims therein. The foregoing indemnity as contained in this
Section 16 shall survive the expiration or earlier termination of this Agreement or any lease of any Vehicle hereunder.

      16.3. Defense of Claims. The Lessor agrees to notify any relevant Lessee of any claim made against it for which such Lessee may be liable pursuant to this Section 16 and, if such Lessee requests, to contest or allow such Lessee to contest such claim. If any AESOP I Operating Lease Event of Default shall have occurred and be continuing, no contest shall be required, and any contest which has begun shall not be required to be continued to be pursued, unless arrangements to secure the payment of such Lessee's obligations pursuant to this
Section 16 hereunder have been made and such arrangements are reasonably satisfactory to the Lessor. The Lessor shall not settle any such claim without such Lessee's consent, which consent shall not be unreasonably withheld. Defense of any claim referred to in this Section 16 for which indemnity may be required shall, at the option and request of the Indemnified Person, be conducted by the relevant Lessee or the Guarantor, as applicable. Such Lessee or the Guarantor, as the case may be, will inform the Indemnified Person of any such claim and of the defense thereof and will provide copies of material documents relating to any such claim or defense to such Indemnified Person upon request. Such Indemnified Person may participate in any such defense at its own expense provided such participation does not interfere with such Lessee's or the Guarantor's assertion of such claim or defense. Each Lessee and the Guarantor agrees that no Indemnified Person will be liable to such Lessee or the Guarantor, as applicable, for any claim caused directly or indirectly by the inadequacy of any Vehicle leased by such Lessee for any purpose or any deficiency or defect therein or the use or maintenance thereof or any repairs, servicing or adjustments thereto or any delay in providing or failure to provide such repairs, servicing or adjustments or any interruption or loss of service or use thereof or any loss of business, all of which shall be the risk and responsibility of such Lessee or the Guarantor. The rights and indemnities of each Indemnified Person hereunder are expressly made for the benefit of, and will be enforceable by, each Indemnified Person notwithstanding the fact that such Indemnified Person is either no longer a party to (or entitled to receive the benefits of) this Agreement, or was not a party to (or entitled to receive the benefits of) this Agreement at its outset. Except as otherwise set forth herein, nothing herein shall be deemed to require any Lessee or the Guarantor to indemnify the Lessor for any of the Lessor's acts or omissions which constitute gross negligence or willful misconduct. This general indemnity shall not affect any claims of the type discussed above which any Lessee or the Guarantor may have against the Manufacturer.

      17. ASSIGNMENT.

      17.1. Right of the Lessor to Assign this Agreement. The Lessor shall have the right to finance the acquisition and ownership of Vehicles by selling or assigning, in whole or in part, its right, title and interest in this Agreement, including, without limitation, in moneys due from each Lessee and any third party under this Agreement; provided, however, that any such sale or assignment shall be subject to the rights and interest of each Lessee in the Vehicles leased by such Lessee hereunder, including but not limited to such Lessee's right of quiet and peaceful possession of such Vehicles as set forth in Section 9 hereof, and under this Agreement.

      17.2. Limitations on the Right of the Lessees to Assign this Agreement. Each Lessee agrees that it shall not, without prior written consent of the Lessor, AFC-II and the Trustee and without having satisfied the Rating Agency Consent Condition and the CP Rating Agency Condition, assign this Agreement or any of its rights hereunder to any other party; provided, however, that each Lessee may rent the Vehicles leased by such Lessee hereunder under the terms of its normal daily rental programs. Any purported assignment in violation of this
Section 17.2 shall be void and of no force or effect. Nothing contained herein shall be deemed to restrict the right of any Lessee to acquire or dispose of, by purchase, lease, financing, or otherwise, motor vehicles that are not subject to the provisions of this Agreement.

      18. DEFAULT AND REMEDIES THEREFOR.

      18.1. Events of Default. Any one or more of the following will constitute an event of default (an "AESOP I Operating Lease Event of Default") as that term is used herein:

       18.1.1. there occurs (i) a default in the payment of the portion of Monthly Base Rent that relates to the Loan Principal Amount, the Special Default Payments, the Early Termination Payments, Vehicle Purchase Price or Termination Value upon a Standard Casualty or when a Vehicle becomes an Ineligible Vehicle or upon a Vehicle Return Default or any Supplemental Rent (to the extent not included in any of the foregoing) and the continuance thereof for a period of five Business Days or (ii) a default and continuance thereof for five Business Days after notice thereof by the Lessor or the Trustee to the relevant Lessee or the Guarantor in the payment of any amount payable under this Agreement (other than amounts described in clause (i) above);

       18.1.2. any unauthorized assignment or transfer of this Agreement by any Lessee or the Guarantor occurs;

       18.1.3. the failure, in any material respect, of any Lessee and the Guarantor to maintain, or cause to be maintained, insurance as required in Section 5 or Section 31.3;

       18.1.4. the failure of any Lessee and the Guarantor to observe or perform any other covenant, condition, agreement or provision hereof, including, but not limited to, usage, and maintenance, and such default continues for more than thirty (30) days after the date written notice thereof is delivered by the Lessor or the Trustee to such Lessee;

       18.1.5. if any representation or warranty made by any Lessee or the Guarantor herein is inaccurate or incorrect or is breached or is false or misleading in any material respect as of the date of the making thereof or any schedule, certificate, financial statement, report, notice, or other writing furnished by or on behalf of such Lessee or the Guarantor to the Lessor or the Trustee is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified, and the circumstance or condition in respect of which such representation, warranty or writing was inaccurate, incorrect, breached, false or misleading in any material respect, as the case may be, shall not have been eliminated or otherwise cured for thirty (30) days after the earlier of (x) the date of the receipt of written notice thereof from the Lessor, the Lender or the Trustee to the Guarantor or such Lessee and
       (y) the date the Guarantor or such Lessee learns of such circumstance or condition;

       18.1.6. an Event of Bankruptcy occurs with respect to any Lessee or the Guarantor;

       18.1.7. a Loan Event of Default occurs;

       18.1.8. a Finance Lease Event of Default or an AESOP II Operating Lease Event of Default occurs; or

       18.1.9. the Pension Benefit Guaranty Corporation or the Internal Revenue Service shall have filed notice of one or more liens against a Lessee (unless such lien does not purport to cover the Collateral or any amount payable under the Leases), and, in the case of notice filed by the Internal Revenue Service, such notice shall have remained in effect for more than thirty (30) days unless, prior to the expiration of such period, such Lessee shall have provided the Lessor with a bond in an amount at least equal to the amount of such lien or, in the case of any such lien in an amount less than $1,000,000, such Lessee shall have established to the reasonable satisfaction of the Lessor that such lien is being contested in good faith and that adequate reserves have been established in respect of the claim giving rise to such lien.

      18.2. Effect of AESOP I Operating Lease Event of Default or Liquidation Event of Default. If any AESOP I Operating Lease Event of Default described in
Section 18 or any

Liquidation Event of Default shall occur, (i) the rights of the Lessees to place Vehicle Orders pursuant to Section 2.1 and to lease additional Vehicles from the Lessor shall immediately terminate, and (ii) if AFC-II has declared the Loan Note under any Loan Agreement to be due and payable pursuant to Section 12.2 of such Loan Agreement, (x) any accrued and unpaid Monthly Base Rent, Supplemental Rent and all other payments accrued but unpaid under this Agreement (calculated as if all Vehicles leased hereunder had become a Standard Casualty for the Related Month and the full amount of interest on such Loan Note was then due and payable in full) shall, automatically, without further action by the Lessor or the Trustee, become immediately due and payable and (y) each Lessee shall, at the request of the Lessor, return or cause to be returned all Vehicles leased by such Lessee subject to this Agreement (and the Administrator shall deliver to the Trustee the Certificates of Title relating thereto) to the Lessor in accordance with the provisions of Section 13.2 hereof.

      18.3. Rights of Lessor Upon AESOP I Operating Lease Event of Default, Limited Liquidation Event of Default or Liquidation Event of Default. If an AESOP I Operating Lease Event of Default, Limited Liquidation Event of Default or Liquidation Event of Default shall occur, then the Lessor at its option may:

           (i) Proceed by appropriate court action or actions, either at law or in equity, to enforce performance by the Lessees (or any Lessee(s) against which the Lessor determines to exercise its remedies hereunder) or the Guarantor of the applicable covenants and terms of this Agreement or to recover damages for the breach hereof calculated in accordance with
       Section 18.5; or

           (ii) By notice in writing to the Lessees (or any Lessee(s) against which the Lessor determines to exercise its remedies hereunder), terminate this Agreement in its entirety and/or the right of possession hereunder of the Lessees (or in respect only of the applicable Lessee(s)) of Vehicles leased hereunder, and the Lessor may direct delivery by the Lessees (or in respect only of the applicable Lessee(s)) or the Guarantor of documents of title to the Vehicles leased hereunder, whereupon all rights and interests of the Lessees (or the applicable Lessee(s)) or the Guarantor to such Vehicles will cease and terminate (but the Lessees (or the applicable Lessee(s)) and the Guarantor will remain liable hereunder as herein provided, provided, however, that their liability will be calculated in accordance with Section 18.5); and thereupon, the Lessor or its agents may peaceably enter upon the premises of the applicable Lessee(s) or other premises where such Vehicles may be located and take possession of them and thenceforth hold, possess and enjoy the same free from any right of the Lessees (or the applicable Lessee(s)) or the Guarantor, or their successors or assigns, to use such Vehicles for any purpose whatsoever, and the Lessor will, nevertheless, have a right to recover from the Lessees (or the applicable Lessee(s)) or the Guarantor any and all amounts which under the terms of this Section 18.3 (as limited by Section 18.5 of this Agreement) as may be then due. The Lessor will provide the applicable Lessee(s) with written notice of the place and time of the sale at least five days prior to the proposed sale, which shall be deemed commercially reasonable, and any Lessee may purchase such Vehicle(s) at the sale. Each and every power and remedy hereby specifically given to the Lessor will be in addition to every other power and remedy hereby specifically given or now or hereafter existing at law, in equity or in bankruptcy and each and every power and remedy may be exercised from time to time and simultaneously and as often and in such order as may be deemed expedient by the Lessor; provided, however, that the measure of damages recoverable against the Lessees will in any case be calculated in accordance with Section 18.5. All such powers and remedies will be cumulative, and the exercise of one will not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Lessor in the exercise of any such power or remedy and no renewal or extension of any payments due hereunder will impair any such power or remedy or will be construed to be a waiver of any default or any acquiescence therein. Any extension of time for payment hereunder or other indulgence duly granted to the Lessees (or the applicable Lessee(s)) or the Guarantor will not otherwise alter or affect the Lessor's rights or the obligations hereunder of such Lessee(s) and the Guarantor. The Lessor's acceptance of any payment after it will have become due hereunder will not be deemed to alter or affect the Lessor's rights hereunder with respect to any subsequent payments or defaults therein; or

           (iii) By notice in writing to the Lessees (or any Lessee(s) against which the Lessor determines to exercise its remedies hereunder), terminate the Power of Attorney.

     18.4. Rights of Lender and Trustee Upon Liquidation Event of Default, Limited Liquidation Event of Default and Non-Performance of Certain Covenants.

           (i) If a Liquidation Event of Default or a Limited Liquidation Event of Default shall have occurred and be continuing, the Lender and the Trustee, to the extent provided in the Indenture, shall have the rights against the Guarantor, the Lessee(s), and the AESOP I Operating Lease Loan Collateral provided in the Indenture upon a Liquidation Event of Default or a Limited Liquidation Event of Default, as the case may be, including the right to take possession of all or a portion of the Vehicles leased hereunder immediately from the Lessee(s) of such Vehicles.

           (ii) If the Guarantor or any Lessee shall default in the due performance and observance of any of its obligations under Section 31.3, 31.4, 31.5(iv), 31.10, 32.3 or 32.4 hereof, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to such Lessee by the Lessor, the Lender or the Trustee, as assignee of the Lessor's rights hereunder, shall have the ability to exercise all rights, remedies, powers, privileges and claims of the Guarantor or any Lessee against the Manufacturers under or in connection with the Manufacturer Programs with respect to (i) Program Vehicles the Lessee thereof has determined to turn back to the Manufacturers under such Manufacturer Programs (excluding Relinquished Vehicles) and (ii) whether or not the Lessee thereof shall then have determined to turn back such Program Vehicles, any Program Vehicles for which the applicable Repurchase Period will end within one week or less.

           (iii) Upon a default in the performance (after giving effect to any grace periods provided herein) by the Guarantor or any Lessee of its obligations hereunder to keep the Vehicles leased hereunder free of Liens (other than Permitted Liens) and to maintain the Trustee's first priority perfected security interest in the AESOP I Operating Lease Loan Collateral, the Lessor or the Trustee shall have the right to take actions reasonably necessary to correct such default with respect to the subject Vehicles including the execution of UCC financing statements with respect to Manufacturer Programs and other general intangibles and the completion of Vehicle Perfection and Documentation Requirements on behalf of the Guarantor or any Lessee as applicable.

           (iv) Upon the occurrence of a Liquidation Event of Default or a Limited Liquidation Event of Default, each Lessee shall return any Program Vehicles leased by such Lessee hereunder to the related Manufacturer in accordance with the instructions of the Lessor. To the extent any Manufacturer fails to accept any such Program Vehicles under the terms of the applicable Manufacturer Program, the Lessor shall have the right to otherwise dispose of such Program Vehicles and to direct the Lessee thereof to dispose of such Program Vehicles in accordance with its instructions. Upon the occurrence of a Liquidation Event of Default or a Limited Liquidation Event of Default, each Lessee shall dispose of any Non-Program Vehicles leased by such Lessee hereunder in accordance with the instructions of the Lessor. To the extent any Lessee fails to so dispose of any such Non-Program Vehicles, the Lessor shall have the right to otherwise dispose of such Non-Program Vehicles. In addition, following the occurrence of a Liquidation Event of Default or a Limited Liquidation Event of Default, the Lessor shall have all of the rights, remedies, powers, privileges and claims vis-a-vis the Guarantor or any Lessee, necessary or desirable to allow (a) the Lender to exercise the rights, remedies, powers, privileges and claims given to the Lender pursuant to
       Section 12.3 of the AESOP I Operating Lease Loan Agreement, and each of the Guarantor and each Lessee acknowledges that it has hereby granted to the Lessor all of the rights, remedies, powers, privileges and claims granted by the Lessor to the Lender pursuant to Article 7 of the AESOP I Operating Lease Loan Agreement and that, under certain circumstances set forth in the AESOP I Operating Lease Loan Agreement, the Lender may act in lieu of the Lessor in the exercise of such rights, remedies, powers, privileges and claims and (b) the Trustee to exercise the rights, remedies, powers, privileges and claims given to the Trustee pursuant to Sections 3.3 and 9.2 of the Indenture, and each of the Guarantor and each Lessee acknowledges that it has hereby granted to the Lessor all of the rights, remedies, powers, privileges and claims granted by the Lender to the Trustee pursuant to Article 3 of the Indenture and that, under certain circumstances set forth in the Indenture, the Trustee may act in lieu of the Lessor in the exercise of such rights, remedies, powers, privileges and claims.

      18.5. Measure of Damages. If an AESOP I Operating Lease Event of Default, a Limited Liquidation Event of Default or a Liquidation Event of Default occurs and the Lessor, the Lender or the Trustee exercises the remedies granted to the Lessor, the Lender or the Trustee under this Article 18, the amount that the Lessor shall be permitted to recover shall be equal to:

           (i) all Monthly Base Rent, all Supplemental Rent and all other payments payable under this Agreement (calculated as provided in Section 18.2); plus

           (ii) any damages and expenses, including reasonable attorneys' fees and expenses (but excluding net after-tax losses of federal and state income tax benefits to which the Lessor would otherwise be entitled as a result of this Agreement), which the Lessor, the Lender or the Trustee will have sustained by reason of the AESOP I Operating Lease Event of Default, Limited Liquidation Event of Default or Liquidation Event of Default, together with reasonable sums for such attorneys' fees and such expenses as will be expended or incurred in the seizure, storage, rental or sale of the Vehicles leased hereunder or in the enforcement of any right or privilege hereunder or in any consultation or action in such connection; plus

           (iii) interest on amounts due and unpaid under this Agreement at the applicable Lender's Carrying Cost Interest Rate plus 1.0% from time to time computed from the date of the AESOP I Operating Lease Event of Default, Limited Liquidation Event of Default or Liquidation Event of Default or the date payments were originally due to the Lessor under this Agreement or from the date of each expenditure by the Lessor which is recoverable from the Lessees pursuant to this Section 18, as applicable, to and including the date payments are made by the Lessees.

      18.6. Vehicle Return Default. If any Lessee fails to comply with the provisions of (a) Section 13.2 hereof with respect to any Vehicle leased by such Lessee hereunder or (b) Section 3.1 with respect to returning any Program Vehicles leased by such Lessee hereunder to the related Manufacturer not later than the end of the Maximum Term (each, a "Vehicle Return Default"), and the Vehicle is not redesignated as a Non-Program Vehicle in accordance with Section 2.7, then the Lessor at its option may:

           (i) proceed by appropriate court action or actions, either at law or equity, to enforce performance by such Lessee of such covenants and terms of this Agreement or to recover damages for the breach hereof calculated in accordance with Section 18.5 as it relates to such Vehicle; or

           (ii) by notice in writing to such Lessee following the occurrence of such Vehicle Return Default, terminate the Agreement with respect to such Vehicle and/or the right of possession hereunder of such Lessee with respect to such Vehicle and the Lessor may direct delivery by such Lessee or the Guarantor of documents of title to such Vehicle, whereupon all rights and interests of such Lessee and the Guarantor to such Vehicle will cease and terminate (but such Lessee and the Guarantor will remain liable hereunder as herein provided, provided, however, that their liability will be calculated in accordance with Section 18.5 as it relates to such Vehicle); and thereupon the Lessor or its agents may peaceably enter upon the premises of such Lessee or other premises where the Vehicle may be located and take possession of it and thenceforth hold, possess and enjoy the same free from any right of such Lessee or the Guarantor or their successors or assigns to use such Vehicle for any purpose whatsoever and the Lessor will nevertheless have a right to recover from such Lessee or the Guarantor any and all amounts which, under the terms of this Agreement may then be due. The Lessor will provide such Lessee with written notice of the place and time of the sale of such Vehicle at least five days prior to the proposed sale, which sale shall be deemed commercially reasonable and such Lessee may purchase the Vehicle at such sale; or

           (iii) hold, keep idle or lease to others such Vehicle, as the Lessor in its sole discretion may determine, free and clear of any rights of such Lessee without any duty to account to such Lessee with respect to such action or inaction or for any proceeds with respect to such action or inaction except that such Lessee's obligation to pay Monthly Base Rent for periods commencing after such Lessee shall have been deprived of the use of such Vehicle pursuant to this clause (iii) shall be reduced by the net proceeds, if any, received by the Lessor from leasing such Vehicle to any person other than such Lessee for the same period or any portion thereof; or

           (iv) whether or not the Lessor shall have exercised or shall thereafter exercise any of the rights under the foregoing clauses (i),
       (ii) or (iii), demand by written notice to such Lessee that such Lessee pay to the Lessor immediately, and such Lessee shall so pay to the Lessor as liquidated damages for loss of a bargain and not as a penalty, any unpaid Monthly Base Rent due through the Payment Date with respect to the Related Month during which such Vehicle is rejected by the Manufacturer or otherwise is not returned to the Manufacturer or on the date such Lessee is required to, but does not, sell, return or otherwise dispose of such Vehicle pursuant to Section 3.1 or 2.6(b) hereof, any Supplemental Rent then accrued and unpaid plus whichever of the following amounts the Lessor, in its sole discretion shall specify in such notice:

           (1) an amount equal to the excess, if any, of the Termination Value for such Vehicle over the Market Value of such Vehicle as of (a) the date such Vehicle (if such Vehicle is a Program Vehicle) is rejected by a Manufacturer for not meeting its Manufacturer Program's Vehicle Turn-In Condition guidelines, or (b) the date such Lessee is required to, but does not, sell, return or otherwise dispose of such Vehicle (if such Vehicle is a Non-Program Vehicle) pursuant to Section 3.1 or 2.6(b) hereof; or

           (2) an amount equal to the Termination Value for such Vehicle as of
           (a) the date such Vehicle is rejected by a Manufacturer for not meeting its Manufacturer

           Program's Vehicle Turn-In Condition guidelines (if such Vehicle is a Program Vehicle), or (b) the date such Lessee is required to, but does not, sell, return or otherwise dispose of such Vehicle (if such Vehicle is a Non-Program Vehicle) pursuant to Section 3.1 or 2.6(b) hereof, in which event (x) the Lessor shall cause title to such Vehicle to be transferred to such Lessee, (y) such Lessee shall be entitled to any physical damage insurance proceeds applicable to such Vehicle, and (z) the Administrator shall request the Trustee to cause its Lien to be removed from the Certificate of Title for such Vehicle.

           (v) If the Lessor shall have sold any Vehicle pursuant to clause (ii) above, the Lessor in lieu of exercising its rights under clause (iv) above with respect to such Vehicle may, if it shall so elect, demand that the relevant Lessee of such Vehicle pay to the Lessor and such Lessee shall pay to the Lessor on the date of such sale as liquidated damages for loss of a bargain and not as a penalty, any unpaid Monthly Base Rent and Supplemental Rent due through such date of sale plus the amount of any deficiency between the net proceeds of such sale and the Termination Value of such Vehicle computed as of the date of the sale.

      18.7. Application of Proceeds. The proceeds of any sale or other disposition pursuant to Section 18.2, 18.3 or 18.6 shall be applied by the Lessor in its sole discretion as the Lessor deems appropriate.

      19. MANUFACTURER EVENTS OF DEFAULT. (a) Upon the occurrence of a Manufacturer Event of Default with respect to any Manufacturer (a "Defaulting Manufacturer"), each Lessee, on behalf of the Lessor (i) shall no longer place Vehicle Orders for additional Program Vehicles from such Manufacturer and (ii) shall cancel any Vehicle Order with such Defaulting Manufacturer for any Program Vehicle with respect to which a VIN has not been assigned as of the date such Manufacturer Event of Default occurs.

      (b) Upon the occurrence of a Manufacturer Event of Default, each Lessee agrees to (i) act at the direction of the Lessor, the Lender or the Trustee to take commercially reasonable action to liquidate the Program Vehicles subject to a Manufacturer Program with respect to which such Manufacturer Event of Default has occurred or (ii) convert such Program Vehicles to Non-Program Vehicles in accordance with Section 2.7 hereof and subject to the limitations set forth therein.

      (c) Upon the occurrence of a Manufacturer Event of Default, except as provided in Section 13.3, no Lessee shall be liable for any failure by the Lessor to recover all or any portion of the Repurchase Price with respect to any Program Vehicles subject to the Manufacturer Program of the Defaulting Manufacturer; provided, however, that nothing in this Section 19 shall be construed to modify, terminate or otherwise affect the Lessees' obligations under this Agreement.

      20.  [RESERVED].

      21.  [RESERVED].

      22. CERTIFICATION OF TRADE OR BUSINESS USE. Each Lessee hereby warrants and certifies, under penalties of perjury, that it intends to use the Vehicles which are subject to this Agreement, in its trade or business.

      23. SURVIVAL. In the event that, during the term of this Agreement, any Lessee or the Guarantor becomes liable for the payment or reimbursement of any obligations, claims or taxes pursuant to any provision hereof, such liability will continue, notwithstanding the expiration or termination of this Agreement, until all such amounts are paid or reimbursed by such Lessee or the Guarantor.

      24. ADDITIONAL LESSEES. Any Eligible Rental Car Company shall have the right to become a "Lessee" under and pursuant to the terms of this Agreement by complying with the provisions of this Section 24. In the event an Eligible Rental Car Company desires to become a "Lessee" under this Agreement, then the Guarantor and such Eligible Rental Car Company shall execute (if appropriate) and deliver to the Lessor, the Lender and the Trustee:

           (i) a Joinder in Lease Agreement in the form attached hereto as Attachment D (each, a "Joinder in Lease");

           (ii) the certificate of incorporation for such Eligible Rental Car Company, duly certified by the Secretary of State of the jurisdiction of such Eligible Rental Car Company's incorporation, together with a copy of the by-laws of such Eligible Rental Car Company, duly certified by a Secretary or Assistant Secretary of such Eligible Rental Car Company;

           (iii) copies of resolutions of the Board of Directors of such Eligible Rental Car Company authorizing or ratifying the execution, delivery and performance, respectively, of those documents and matters required of it with respect to this Agreement, duly certified by the Secretary or Assistant Secretary of such Eligible Rental Car Company;

           (iv) a certificate of the Secretary or Assistant Secretary of such Eligible Rental Car Company certifying the names of the individual or individuals authorized to sign the Joinder in Lease and the other Related Documents to be executed by it, together with samples of the true signatures of each such individual;

           (v) a good standing certificate for such Eligible Rental Car Company in the jurisdiction of its incorporation and the jurisdiction of its principal place of business;

           (vi) a written search report from a Person satisfactory to the Lessor, the Lender and the Trustee listing all effective financing statements that name such Eligible

       Rental Car Company as debtor or assignor, and that are filed in the jurisdictions in which filings were made pursuant to clause (vii) below, together with copies of such financing statements, and tax and judgment lien search reports from a Person satisfactory to the Lessor, the Lender and the Trustee showing no evidence of liens filed against such Eligible Rental Car Company that purport to affect any Vehicles leased hereunder or any Collateral under the Base Indenture;

           (vii) evidence of the filing of proper financing statements on Form UCC-1 naming such Eligible Rental Car Company, as debtor, and the Lessor as secured party covering the collateral described in Section 2(b) hereof;

           (viii) evidence of the filing of proper financing statements on Form UCC-1 naming such Eligible Rental Car Company, as debtor, and the Trustee as secured party covering the collateral described in Section 2(b) hereof;

           (ix) an Officer's Certificate and an opinion of counsel each stating that such joinder by such Eligible Rental Car Company complies with this
       Section 24 and that all conditions precedent herein provided for relating to such transaction have been complied with;

           (x) an Officer's Certificate from such Eligible Rental Car Company, as to itself, and from the Guarantor, as to itself and such Eligible Rental Car Company, stating that the representations and warranties contained in Section 30 hereof are true and correct;

           (xi) an opinion of counsel stating that such Joinder in Lease and the other Related Documents to which such Eligible Rental Car Company is a party are legal, valid and binding agreements of such Eligible Rental Car Company, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and to general principles of equity;

           (xii) (1) pro forma unaudited financial statements consisting of consolidated and consolidating balance sheets and cash flow statements of the Guarantor and its Consolidated Subsidiaries as of the end of the fiscal year of the Guarantor immediately preceding the date such Eligible Rental Car Company proposes to become a "Lessee" under this Agreement and a statement of income and retained earnings of the Guarantor and its Consolidated Subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year;

           (2) a computation of the financial covenants required to be complied with pursuant to the Working Capital Facility, in each case for each of the fiscal years referred to above based on the pro forma financial information presented above; and

           (3) an Officer's Certificate verifying the accuracy and completeness of such financial statements and computations signed by an Authorized Officer of the Guarantor.

       Such unaudited financial statements and computations shall reflect the financial results of such Eligible Rental Car Company as a consolidated direct or indirect (as applicable) Wholly-Owned Subsidiary of the Guarantor as if such Eligible Rental Car Company had been directly or indirectly wholly-owned by the Guarantor as of the beginning of the earliest fiscal year shown. No Eligible Rental Car Company shall become a "Lessee" under this Agreement unless the Guarantor is in compliance on a pro forma basis with the financial covenants required to be complied with pursuant to the Working Capital Facility for each of the fiscal years referred to above; and

           (xiii) any additional documentation that the Lessor or the Trustee may require to evidence the assumption by such Eligible Rental Car Company of the obligations and liabilities set forth in this Agreement.

Upon satisfaction of the foregoing conditions and receipt by such Eligible Rental Car Company of the applicable Joinder in Lease executed by the Lessor, such Eligible Rental Car Company shall for all purposes be deemed to be a "Lessee" for purposes of this Agreement and shall be entitled to the benefits and subject to the liabilities and obligations of a Lessee hereunder. Each Eligible Rental Car Company that becomes a Lessee hereunder shall provide prompt written notice thereof to each Rating Agency.

      25. TITLE. This is an agreement to lease only and title to Vehicles will at all times remain in the Lessor's name or in the name of the Lessor's Permitted Nominee. None of the Lessees nor the Guarantor will have any rights or interest in Vehicles whatsoever other than the right of possession and use as provided by this Agreement.

      26.  GUARANTY.

      26.1. Guaranty. In order to induce the Lessor to execute and deliver this Agreement and to lease Vehicles to the Lessees, and in consideration thereof, the Guarantor hereby (i) unconditionally and irrevocably guarantees to the Lessor the obligations of the Lessees to make any payments required to be made by them under this Agreement, (ii) agrees to cause the Lessees to duly and punctually perform and observe all of the terms, conditions, covenants, agreements and indemnities of the Lessees under this Agreement, and (iii) agrees that, if for any reason whatsoever, any Lessee fails to so perform and observe such terms, conditions, covenants, agreements and indemnities, the Guarantor will duly and punctually perform and observe the same (the obligations referred to in clauses (i) through (iii) above are collectively referred to as the "Guaranteed Obligations"). The liabilities and obligations of the Guarantor under the guaranty contained in this Section 26 (this "Guaranty") will be absolute and unconditional under all circumstances. Without limiting the foregoing, the Guarantor affirms and ratifies its guaranty as set forth in the Prior AESOP I Operating Lease and confirms that the liabilities and obligations of the Guarantor thereunder will be absolute and unconditional under all circumstances and that the execution of this Agreement shall not in any way affect such liabilities and obligations arising prior to the date hereof. This Guaranty shall be a guaranty of payment and performance and not merely of collection, and the Guarantor hereby agrees that it shall not be required that the Lessor, the Lender or the Trustee assert or enforce any rights against any Lessee or any other person before or as a condition to the obligations of the Guarantor pursuant to this Guaranty.

      26.2. Scope of Guarantor's Liability. The Guarantor's obligations hereunder are independent of the obligations of any Lessee(s), any other guarantor or any other Person, and the Lessor may enforce any of its rights hereunder independently of any other right or remedy that the Lessor may at any time hold with respect to this Agreement or any security or other guaranty therefor. Without limiting the generality of the foregoing, the Lessor may bring a separate action against the Guarantor without first proceeding against any Lessee(s), any other guarantor or any other Person, or any security held by the Lessor, and regardless of whether any Lessee(s) or any other guarantor or any other Person is joined in any such action. The Guarantor's liability hereunder shall at all times remain effective with respect to the full amount due from any Lessee(s) hereunder, notwithstanding any limitations on the liability of any Lessee(s) to the Lessor contained in any of the Related Documents or elsewhere. The Lessor's rights hereunder shall not be exhausted by any action taken by the Lessor until all Guaranteed Obligations have been fully paid and performed. The liability of the Guarantor hereunder shall be reinstated and revived, and the rights of the Lessor shall continue, with respect to any amount at any time paid on account of the Guaranteed Obligations which shall thereafter be required to be restored or returned by the Lessor upon the bankruptcy, insolvency or reorganization of any Lessee(s), any other guarantor or any other Person, or otherwise, all as though such amount had not been paid.

      26.3. Lessor's Right to Amend this Agreement, Etc. The Guarantor hereby acknowledges and consents to the amendments of the Prior AESOP I Operating Lease made hereby, and the Guarantor hereby authorizes the Lessor, at any time and from time to time without notice and without affecting the liability of the Guarantor hereunder, to: (a) alter the terms of all or any part of the Guaranteed Obligations and any security and guaranties therefor including without limitation modification of times for payment and rates of interest; (b) accept new or additional instruments, documents, agreements, security or guaranties in connection with all or any part of the Guaranteed Obligations; (c) accept partial payments on the Guaranteed Obligations; (d) waive, release, reconvey, terminate, abandon, subordinate, exchange, substitute, transfer, compound, compromise, liquidate and enforce all or any part of the Guaranteed Obligations and any security or guaranties therefor, and apply any such security and direct the order or manner of sale thereof (and bid and purchase at any such sale), as the Lessor in its discretion may determine; (e) release any Lessee, any other guarantor or any other Person from any personal liability with respect to all or any part of the Guaranteed Obligations; and (f) assign its rights under this Guaranty in whole or in part.

      26.4. Waiver of Certain Rights by Guarantor. The Guarantor hereby waives each of the following to the fullest extent allowed by law:

           (a) all statutes of limitation as a defense to any action brought by the Lessor against the Guarantor;

           (b) any defense based upon:

           (i) the unenforceability or invalidity of all or any part of the Guaranteed Obligations or any security or other guaranty for the Guaranteed Obligations or the lack of perfection or failure of priority of any security for the Guaranteed Obligations; or

           (ii) any act or omission of the Lessor or any other Person that directly or indirectly results in the discharge or release of any Lessee or any other Person or any of the Guaranteed Obligations or any security therefor; or

           (iii) any disability or any other defense of any Lessee or any other Person with respect to the Guaranteed Obligations, whether consensual or arising by operation of law or any bankruptcy, insolvency or debtor-relief proceeding, or from any other cause;

           (c) any right (whether now or hereafter existing) to require the Lessor, as a condition to the enforcement of this Guaranty, to:

           (i) accelerate the Guaranteed Obligations; or

           (ii) give notice to the Guarantor of the terms, time and place of any public or private sale of any security for the Guaranteed Obligations; or

           (iii) proceed against any Lessee, any other guarantor or any other Person, or proceed against or exhaust any security for the Guaranteed Obligations.

           (d) all rights of subrogation, all rights to enforce any remedy that the Lessor now or hereafter has against any Lessee or any other Person, and any benefit of, and right to participate in, any security now or hereafter held by the Lessor with respect to the Guaranteed Obligations;

           (e) presentment, demand, protest and notice of any kind, including without limitation notices of default and notice of acceptance of this Guaranty;

           (f) all suretyship defenses and rights of every nature otherwise available under New York law and the laws of any other jurisdiction; and

           (g) all other rights and defenses the assertion or exercise of which would in any way diminish the liability of the Guarantor hereunder.

      26.5.  [RESERVED].

      26.6. Guarantor to Pay Lessor's Expenses. The Guarantor agrees to pay to the Lessor, on demand, all costs and expenses, including attorneys' and other professional and paraprofessional fees, incurred by the Lessor in exercising any right, power or remedy conferred by this Guaranty, or in the enforcement of this Guaranty, whether or not any action is filed in connection therewith. Until paid to the Lessor, such amounts shall bear interest, commencing with the Lessor's demand therefor, at the Prime Rate plus 1.0%.

      26.7. Reinstatement. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment of any of the amounts payable by any Lessee under this Agreement is rescinded or must otherwise be restored or returned by the Lessor, upon an event of bankruptcy, dissolution, liquidation or reorganization of any Lessee or the Guarantor or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Lessee or the Guarantor or any substantial part of their respective property, or otherwise, all as though such payment had not been made.

      26.8. Pari Passu Indebtedness. The Guarantor (i) represents and warrants that, as of the date hereof, the obligations of the Guarantor under this Guaranty will rank pari passu with any existing unsecured indebtedness of the Guarantor and (ii) covenants and agrees that from and after the date hereof the obligations of the Guarantor under this Guaranty will rank pari passu with any unsecured indebtedness of the Guarantor incurred after the date hereof.

      27. RIGHTS OF LESSOR ASSIGNED. Notwithstanding anything to the contrary contained in this Agreement, each of the Lessees and the Guarantor acknowledges that (A) the Lessor has assigned all of its rights under this Agreement (other than its right to receive Excluded Payments and Assigned Special Default Payments, including any guaranty thereof and its right to enforce payment thereof) to AFC-II pursuant to the AESOP I Operating Lease Loan Agreement and AFC-II has assigned such rights to the Trustee pursuant to the Indenture and (B) the Lessor may from time to time assign to the Intermediary, who may further assign the same to the Lender Agent, the Lessor's right to receive and collect Special Service Charges and Assigned Special Default Payments (including the guaranty thereof and its right to enforce payment thereof) in accordance with
Section 7.3 of the AESOP I Operating Lease Loan Agreement and the Master Exchange Agreement. Accordingly, each of the Lessees and the Guarantor agrees that:

            (i) Subject to the terms of the AESOP I Loan Agreement and the Indenture, the Trustee shall have all the rights, powers, privileges and remedies of the Lessor hereunder (other than the right to receive Excluded Payments, which shall be paid to the AESOP I Segregated Account and which, in the case of Special Service Charges or any guaranty thereof, may be directed by the Lessor to be paid directly to the Intermediary or to the Lender Agent, and other than the right to receive Assigned Special Default Payments or guaranty payments with respect thereto, which may be directed by the Lessor to be paid directly to the Intermediary or to the Lender Agent) and the obligations of the Guarantor and of each Lessee hereunder (including with respect to the payment of Monthly Base Rent, Supplemental Rent and all other amounts payable hereunder) shall not be subject to any claim or defense which the Guarantor or such Lessee may have against the Lessor or any Lessee (other than the defense of payment actually made) and shall be absolute and unconditional and shall not be subject to any abatement, setoff, counterclaim, deduction or reduction for any reason whatsoever. Specifically, each of the Lessees and the Guarantor agrees that, upon the occurrence of an AESOP I Operating Lease Event of Default, a Limited Liquidation Event of Default or a Liquidation Event of Default, the Trustee may exercise (for and on behalf of the Lessor) any right or remedy against any Lessee or the Guarantor provided for herein (other than with respect to the right to receive Excluded Payments or any guaranty payments related thereto, and other than with respect to the Assigned Special Default Payments and related guaranty rights assigned to the Intermediary) and none of the Lessees nor the Guarantor will interpose as a defense that such claim should have been asserted by the Lessor;

            (ii) Upon the delivery by the Trustee of any notice to any Lessee or the Guarantor stating that an AESOP I Operating Lease Event of Default, a Limited Liquidation Event of Default or a Liquidation Event of Default has occurred, the relevant Lessee or the Guarantor, as the case may be, will, if so requested by the Trustee, treat the Trustee or the Trustee's designee for all purposes (other than with respect to the right to receive Excluded Payments or any guaranty payments related thereto and other than with respect to the Assigned Special Default Payments and related guaranty rights assigned to the Intermediary) as the Lessor hereunder and in all respects comply with all obligations under this Agreement that are asserted by the Trustee as the successor to the Lessor hereunder, irrespective of whether such Lessee or the Guarantor has received any such notice from the Lessor; provided, however, that the Trustee shall in no event be liable to any Lessee for any action taken by it in its capacity as successor to the Lessor other than actions that constitute negligence or willful misconduct;

            (iii) Each of the Lessees and the Guarantor acknowledges that pursuant to the AESOP I Operating Lease Loan Agreement and the Indenture the Lessor has irrevocably authorized and directed each Lessee or the Guarantor to, and each Lessee and the Guarantor shall, make payments of Monthly Base Rent and Supplemental Rent hereunder (and any other payments hereunder) (other than Excluded Payments, which shall be paid to the AESOP I Segregated Account and which, in the case of Special Service Charges or any guaranty thereof, may be directed by the Lessor to be paid directly to the Intermediary or to the Lender Agent, and other than the right to receive Assigned Special Default Payments or any guaranty payments with respect thereto, which may be directed by the Lessor to be paid directly to the Intermediary or to the Lender Agent) directly to the Trustee for deposit in the Collection Account established by the Trustee for receipt of such payments pursuant to the Indenture and such payments shall discharge the obligation of such Lessee and the Guarantor to the Lessor hereunder to the extent of such payments. Upon written notice to the Lessees or the Guarantor of a sale or assignment by the Trustee of its right, title and interest in moneys due under this Agreement to a successor Trustee, each Lessee or the Guarantor, as the case may be, shall thereafter make payments of all Monthly Base Rent and Supplemental Rent (and any other payments hereunder) (other than Excluded Payments, which shall be paid to the AESOP I Segregated Account and which, in the case of Special Service Charges or any guaranty thereof, may be directed by the Lessor to be paid directly to the Intermediary or the Lender Agent, and other than Assigned Special Default Payments or any guaranty payments with respect thereto, which may be directed by the Lessor to be paid directly to the Intermediary or to the Lender Agent) to the party specified in such notice;

            (iv) Upon request made by the Trustee at any time, each of the Lessees and the Guarantor will take such actions as are requested by the Trustee to assist the Trustee in maintaining the Trustee's first priority perfected security interest in the Vehicles leased hereunder, the Certificates of Title with respect thereto and any other portion of the AESOP I Operating Lease Loan Collateral; and

            (v) In the event that the Indenture terminates and all obligations owing under the Indenture have been paid in full, the Lender shall have all rights under this Agreement previously assigned to the Trustee.

      28. [RESERVED].

      29. MODIFICATION AND SEVERABILITY. The terms of this Agreement will not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever unless (i) the same shall be in writing and signed and delivered by the Lessor, the Guarantor and each Lessee and consented to in writing by the Lender and the Trustee, (ii) the Lessor shall have received in writing confirmation from each of the Rating Agencies that its then current rating of the Notes and the Commercial Paper Notes will not be reduced or withdrawn as a result thereof and (iii) the Rating Agency Consent Condition shall have been satisfied. If any part of this Agreement is not valid or enforceable according to law, all other parts will remain enforceable. The Lessor shall provide prompt written notice to each Rating Agency of any such waiver, modification or amendment.

      30. CERTAIN REPRESENTATIONS AND WARRANTIES. Each Lessee represents and warrants to the Lessor and the Trustee as to itself, and the Guarantor represents and warrants to the Lessor and the Trustee as to itself and as to each Lessee, that as of the date hereof and as of each Series Closing Date:

      30.1. Organization; Ownership; Power; Qualification. The Guarantor and each Lessee is (i) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted, and (iii) is duly qualified, in good standing and authorized to do business in each jurisdiction in which the character of its properties or the nature of its businesses requires such qualification or authorization.

      30.2. Authorization; Enforceability. The Guarantor and each Lessee has the corporate power and has taken all necessary corporate action to authorize it to execute, deliver and perform this Agreement and each of the other Related Documents to which it is a party in accordance with their respective terms, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Guarantor and each Lessee and is, and each of the other Related Documents to which the Guarantor or such Lessee is a party is, a legal, valid and binding obligation of the Guarantor and such Lessee, enforceable in accordance with its terms.

      30.3. Compliance. The execution, delivery and performance, in accordance with their respective terms, by the Guarantor and each Lessee of this Agreement and each of the other Related Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) require any consent, approval, authorization or registration not already obtained or effected, (ii) violate any applicable law with respect to the Guarantor or such Lessee which violation could result in a Material Adverse Effect, (iii) conflict with, result in a breach of, or constitute a default under the certificate or articles of incorporation or by-laws, as amended, of the Guarantor or such Lessee, (iv) conflict with, result in a breach of, or constitute a default under any indenture, agreement, or other instrument to which the Guarantor or such Lessee is a party or by which its properties may be bound which conflict, breach or default could result in a Material Adverse Effect, or (v) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Lessee except Permitted Encumbrances.

      30.4. Financial Information; Financial Condition. All balance sheets, all statements of operations, of shareholders' equity and of cash flow, and other financial data (other than projections) which have been or shall hereafter be furnished to the Lessor, the Lender or the Trustee for the purposes of or in connection with this Agreement or the Related Documents have been and will be prepared in accordance with GAAP and do and will present fairly the financial condition of the entities involved as of the dates thereof and the results of their operations for the periods covered thereby. Such financial data include the following financial statements and reports which have been furnished to the Lessor and the Trustee on or prior to the date hereof or such Closing Date:

            (i) the audited consolidated financial statements consisting of a statement of financial position of the Guarantor and its Consolidated Subsidiaries as of December 31, 1997, and the related statements of operations, stockholder's equity and cash flows of the Guarantor and its Consolidated Subsidiaries for the year ended December 31, 1997; and

            (ii) the unaudited condensed consolidated financial statements consisting of a statement of financial position of the Guarantor and its Consolidated Subsidiaries as of March 31, 1998, and the related statements of operations, stockholder's equity and cash flows of the Guarantor and its Consolidated Subsidiaries for the three months ended March 31, 1998;

      30.5. Litigation. Except as set forth in Schedule 30.5 hereto and except for claims as to which the insurer has admitted coverage in writing and which are fully covered by insurance, no claims, litigation (including, without limitation, derivative actions), arbitration, governmental investigation or proceeding or inquiry is pending or, to the best of the Guarantor's or each Lessee's knowledge, threatened against the Guarantor or such Lessee which would, if adversely determined, have a Material Adverse Effect.

      30.6. Liens. The Vehicles and other Collateral are free and clear of all Liens other than (i) Permitted Liens and (ii) Liens in favor of the Lessor, the Lender or the Trustee. The Trustee has obtained, and will continue to obtain, for the benefit of the Secured Parties pursuant to the Indenture, a first priority perfected Lien on all Vehicles leased hereunder. All Vehicle Perfection and Documentation Requirements with respect to all Vehicles on or after the date hereof have and will continue to be satisfied.

      30.7. Employee Benefit Plans. (a) During the twelve consecutive month period prior to the date hereof: (i) no steps have been taken by the Guarantor, any Lessee or any member of the Controlled Group, or to the knowledge of the Guarantor, by any Person, to terminate any Pension Plan; and (ii) no contribution failure has occurred with respect to any Pension Plan maintained by the Guarantor, any Lessee or any member of the Controlled Group sufficient to give rise to a Lien under Section 302(f)(1) of ERISA in connection with such Pension Plan; and (b) no condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in the incurrence by the Guarantor or any Lessee or any member of the Controlled Group of liabilities, fines or penalties in an amount that could have a Material Adverse Effect.

      30.8. Investment Company Act. Neither the Guarantor nor any Lessee is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended, and neither the Guarantor nor any Lessee is subject to any other statute which would impair or restrict its ability to perform its obligations under this Agreement or the other Related Documents, and neither the entering into or performance by the Guarantor or any Lessee of this Agreement violates any provision of such Act.

      30.9. Regulations T, U and X. Neither the Guarantor nor any Lessee is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System). None of the Guarantor, any Lessee, any Affiliates of any of them or any Person acting on their behalf has taken or will take action to cause the execution, delivery or performance of this Agreement or the Loan Note, the making or existence of the Loans or the use of proceeds of the Loans to violate Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

      30.10. Business Locations; Trade Names; Principal Places of Business Locations. Schedule 30.10 lists each of the locations where each of the Lessees and the Guarantor maintains a chief executive office, principal place of business, or any records; and Schedule 30.10 also lists the Lessees' and the Guarantor's legal names, each name under or by which each of the Lessees and the Guarantor conducts its business, each state in which each of the Lessees and the Guarantor conducts business and each state in which each of the Lessees and the Guarantor has its principal place of business.

      30.11. Taxes. The Guarantor and each Lessee has filed all tax returns which have been required to be filed by it (except where the requirement to file such return is subject to a valid extension or such failure relates to returns which, in the aggregate, show taxes due in an amount of not more than $500,000), and has paid or provided adequate reserves for the payment of all taxes shown due on such returns or required to be paid as a condition to such extension, as well as all payroll taxes and federal and state withholding taxes, and all assessments payable by it that have become due, other than those that are payable without penalty or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP. As of the date hereof and as of each Series Closing Date, to the best of the Guarantor's or each Lessee's knowledge, there is no unresolved claim by a taxing authority concerning the Guarantor's or such Lessee's tax liability for any period for which returns have been filed or were due other than those contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP.

      30.12. Governmental Authorization. The Guarantor and each Lessee has all licenses, franchises, permits and other governmental authorizations necessary for all businesses presently carried on by it (including owning and leasing the real and personal property owned and leased by it), except where failure to obtain such licenses, franchises, permits and other governmental authorizations would not have a Material Adverse Effect.

      30.13. Compliance with Laws. Except as disclosed in Schedule 30.13 hereto, the Guarantor and each Lessee: (i) is not in violation of any law, ordinance, rule, regulation or order of any Governmental Authority applicable to it or its property, which violation would have a Material Adverse Effect, and no such violation has been alleged, (ii) has filed in a timely manner all reports, documents and other materials required to be filed by it with any governmental bureau, agency or instrumentality (and the information contained in each of such filings is true, correct and complete in all material respects), except where failure to make such filings would not have a Material Adverse Effect, and (iii) has retained all records and documents required to be retained by it pursuant to any Requirement of Law, except where failure to retain such records would not have a Material Adverse Effect.

      30.14. Eligible Vehicles. Each Vehicle is or will be, as the case may be, on the Vehicle Operating Lease Commencement Date with respect to such Vehicle, an Eligible Vehicle.

      30.15. Supplemental Documents True and Correct. All information contained in any Vehicle Order or other Supplemental Document which has been submitted, or which may hereafter be submitted by any Lessee to the Lessor is, or will be, true, correct and complete.

      30.16. Manufacturer Programs. No Manufacturer Event of Default has occurred and is continuing with respect to any Eligible Program
Manufacturer.

      30.17. Absence of Default. The Guarantor and each Lessee is in compliance with all of the provisions of its certificate or articles of incorporation and by-laws and no event has occurred or failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, or with the passage of time or giving of notice or both would constitute, (i) an AESOP I Operating Lease Event of Default or a Potential AESOP I Operating Lease Event of Default or (ii) a default or event of default by the Guarantor or any Lessee under any material indenture, agreement or other instrument, or any judgment, decree or final order to which the Guarantor or any Lessee is a party or by which the Guarantor or any Lessee or any of their properties may be bound or affected that could result in a Material Adverse Effect.

      30.18. Title to Assets. The Guarantor and each Lessee has good, legal and marketable title to, or a valid leasehold interest in, all of its assets, except to the extent no Material Adverse Effect could result. None of such properties or assets is subject to any Liens, except for Permitted Encumbrances. Except for financing statements or other filings with respect to or evidencing Permitted Encumbrances, no financing statement under the UCC of any state, application for a Certificate of Title or certificate of ownership, or other filing which names the Guarantor or any Lessee as debtor or which covers or purports to cover any of the assets of the Guarantor or such Lessee is on file in any state or other jurisdiction, and neither the Guarantor nor any Lessee has signed any such financing statement, application or instrument authorizing any secured party or creditor of such Person thereunder to file any such financing statement, application or filing other than with respect to Permitted Encumbrances and except, in each case, to the extent no Material Adverse Effect could result.

      30.19. Burdensome Provisions. Neither the Guarantor nor any Lessee is a party to or bound by any Contractual Obligation that could have a Material Adverse Effect.

      30.20. No Adverse Change. Since March 31, 1998, (x) no material adverse change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Guarantor or any Lessee has occurred, and (y) no event has occurred or failed to occur, which has had or may have, either alone or in conjunction with all other such events and failures, a Material Adverse Effect.

      30.21. No Adverse Fact. No fact or circumstance is known to the Guarantor or any Lessee, as of the date hereof or as of such Closing Date, which, either alone or in conjunction with all other such facts and circumstances, has had or might in the future have (so far as the Guarantor or any Lessee can foresee) a Material Adverse Effect which has not been set forth or referred to in the financial statements referred to in Section 30.4 or 31.5 or in a writing specifically captioned "Disclosure Statement" and delivered to the Lessor prior to such Closing Date. If a fact or circumstance disclosed in such financial statements or Disclosure Statement, or if an action, suit or proceeding disclosed to the Lessor, should in the future have a Material Adverse Effect, such Material Adverse Effect shall be a change or event subject to Section 30.20 notwithstanding such disclosure.

      30.22. Accuracy of Information. All data, certificates, reports, statements, opinions of counsel, documents and other information furnished to the Lessor, the Lender or the Trustee by or on behalf of the Guarantor or any Lessee pursuant to any provision of any Related Document, or in connection with or pursuant to any amendment or modification of, or waiver under, any Related Document, shall, at the time the same are so furnished, (i) be complete and correct in all material respects to the extent necessary to give the Lessor, the Lender or the Trustee, as the case may be, true and accurate knowledge of the subject matter thereof, (ii) not contain any untrue statement of a material fact, and (iii) not omit to state a material fact necessary in order to make the statements contained therein (in light of the circumstances in which they were made) not misleading, and the furnishing of the same to the Lessor, the Lender or the Trustee, as the case may be, shall constitute a representation and warranty by the Guarantor and each Lessee made on the date the same are furnished to the Lessor, the Lender or the Trustee, as the case may be, to the effect specified in clauses (i), (ii) and (iii).

      30.23. Solvency. Both before and after giving effect to the transactions contemplated by this Agreement and the other Related Documents, each of the Guarantor and each Lessee is solvent within the meaning of the Bankruptcy Code and each of the Guarantor and each Lessee is not the subject of any voluntary or involuntary case or proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy or insolvency law and no Event of Bankruptcy has occurred with respect to the Guarantor or any Lessee.

      31. CERTAIN AFFIRMATIVE COVENANTS. Until the expiration or termination of this Agreement, and thereafter until the obligations of the Lessees and the Guarantor under this Agreement and the Related Documents are satisfied in full, each Lessee covenants and agrees as to itself, and the Guarantor covenants and agrees as to itself and as to each Lessee that, unless at any time the Lessor, the Lender and the Trustee shall otherwise expressly consent in writing, it will (and, in the case of the Guarantor, will cause each Lessee to):

      31.1. Corporate Existence; Foreign Qualification. Do and cause to be done at all times all things necessary to (i) maintain and preserve the corporate existence of the Guarantor and each Lessee (it being understood that subject to Section 32.1, each Lessee shall remain a direct or indirect Wholly-Owned Subsidiary of the Guarantor); (ii) be, and ensure that each Lessee is, duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary and the failure to so qualify would have a Material Adverse Effect; and (iii) comply with all Contractual Obligations and Requirements of Law binding upon it and its Subsidiaries, except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

      31.2. Books, Records and Inspections. (i) Maintain complete and accurate books and records with respect to the Vehicles leased by it under this Agreement and (ii) permit any Person designated by the Lessor, the Lender or the Trustee in writing to visit and inspect any of the properties, corporate books and financial records of the Guarantor and its Subsidiaries and to discuss its affairs, finances and accounts with officers of the Guarantor and its Subsidiaries, agents of the Guarantor and with the Guarantor's independent public accountants, all at such reasonable times and as often as the Lessor, the Lender or the Trustee may reasonably request.

      31.3. Insurance. Obtain and maintain with respect to all Vehicles that are subject to this Agreement (a) vehicle liability insurance to the full extent required by law and in any event not less than $500,000 per Person and $1,000,000 per occurrence, (b) property damage insurance with a limit of $1,000,000 per occurrence, and (c) excess coverage public liability insurance with a limit of not less than $50,000,000 or the limit maintained from time to time by the relevant Lessee at any time hereafter, whichever is greater, with respect to all passenger cars and vans comprising such Lessee's rental fleet. The Lessor acknowledges and agrees that each Lessee may, to the extent permitted by applicable law, self-insure for the first $1,000,000 per occurrence, or a greater amount up to a maximum of

$3,000,000, with the consent of each Enhancement Provider, per occurrence, of vehicle liability and property damage which is otherwise required to be insured hereunder. All such policies shall be from financially sound and reputable insurers, shall name the Lender, the Lessor and the Trustee as additional insured parties, in the case of catastrophic physical damage insurance on such Vehicles, shall name the Trustee as loss payee as its interest may appear and will provide that the Lender, the Lessor and the Trustee shall receive at least 10 days' prior written notice of cancellation of such policies. Each Lessee will notify promptly the Lender, the Lessor and the Trustee of any curtailment or cancellation of such Lessee's right to self-insure in any jurisdiction.

      31.4. Manufacturer Programs. Turn in the Program Vehicles leased by such Lessee to the relevant Manufacturer within the Repurchase Period therefor (unless such Lessee sells such Program Vehicle prior to the end of the Repurchase Period therefor and receives sales proceeds thereof in cash in an amount equal to or greater than the repurchase price under such Manufacturer Program); and comply with all of its obligations under each Manufacturer Program.

      31.5. Reporting Requirements. Furnish, or cause to be furnished to the Lessor, the Lender and the Trustee and, in the case of item (iv) below, each Rating Agency:

            (i) Audit Report. As soon as available and in any event within 120 days after the end of each fiscal year of the Guarantor, (a) consolidated financial statements consisting of a statement of financial position of the Guarantor and its Consolidated Subsidiaries as of the end of such fiscal year and a statement of operations, stockholders' equity and cash flows of the Guarantor and its Consolidated Subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by and containing an opinion, unqualified as to scope, of independent certified public accountants of recognized standing selected by the Guarantor and acceptable to the Lessor, the Lender and the Trustee, accompanied by (b) a letter from such accountants addressed to the Lessor, the Lender and the Trustee stating that, in the course of their annual audit of the books and records of the Guarantor, no Potential AESOP I Operating Lease Event of Default or AESOP I Operating Lease Event of Default has come to their attention which was continuing at the close of such fiscal year or on the date of their letter, or, if such an event has come to the attention of such accountants and was continuing at the close of such fiscal year or on the date of their letter, the nature of such event, it being understood that such accountants shall have no liability to the Lessor or the Trustee by reason of the failure of such accountants to obtain knowledge of the occurrence or continuance of such an AESOP I Operating Lease Event of Default or Potential AESOP I Operating Lease Event of Default;

            (ii) Quarterly Statements. As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Guarantor, (a) financial statements consisting of a consolidated statement of financial position of the Guarantor and its Consolidated Subsidiaries as of the end of such quarter and a statement of operations, stockholders' equity and cash flows of the Guarantor and its Consolidated Subsidiaries for each such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year, all in reasonable detail and certified (subject to year-end audit adjustments) by a senior financial officer of the Guarantor as having been prepared in accordance with GAAP consistently applied, accompanied by (b) a letter from such officer addressed to the Lessor, the Lender and the Trustee stating that no Potential AESOP I Operating Lease Event of Default or AESOP I Operating Lease Event of Default has come to his attention which was continuing at the end of such quarter or on the date of his letter, or, if such an event has come to his attention and was continuing at the end of such quarter or on the date of his letter, indicating the nature of such event and the action which the Guarantor proposes to take with respect thereto;

            (iii) Amortization Events and AESOP I Operating Lease Events of Default. As soon as possible but in any event within two Business Days after the occurrence of any Amortization Event, Potential Amortization Event, AESOP I Operating Lease Event of Default or Potential AESOP I Operating Lease Event of Default, a written statement of an Authorized Officer describing such event and the action that the Guarantor or such Lessee, as the case may be, proposes to take with respect thereto;

            (iv) Manufacturers. Promptly after obtaining actual knowledge thereof, notice of any Manufacturer Event of Default or termination or replacement of a Manufacturer Program;

            (v) Interim Financial Statements. Promptly following the Guarantor's receipt thereof, copies of all other financial reports submitted to the Guarantor by independent public accountants relating to any annual or interim audit of the books of the Guarantor, or opinion as to the proper book value of the assets of the Guarantor;

            (vi) Reports. Promptly, from time to time, such information with respect to the Vehicles leased hereunder and payments made and owing hereunder as the Lessor may require to satisfy its reporting obligations to the Lender pursuant to Section 9.5 of the AESOP I Operating Lease Loan Agreement; and

            (vii) Other. Promptly, from time to time, such other information, documents, or reports respecting the Vehicles leased hereunder or the condition or operations, financial or otherwise, of the Guarantor or such Lessee as the Lessor, the Lender or the Trustee may from time to time reasonably request in order to protect the interests of the Lessor, the Lender or the Trustee under or as contemplated by this Agreement or any other Related Document.

      31.6. Payment of Taxes; Removal of Liens. Pay when due all taxes, assessments, fees and governmental charges of any kind whatsoever that may be at any time lawfully assessed or levied against or with respect to such Lessee, the Guarantor or their respective property and assets or any interest thereon. Notwithstanding the previous sentence, but subject in any case to the other requirements hereof and of the Related Documents, neither such Lessee nor the Guarantor shall be required to pay any tax, charge, assessment or imposition nor to comply with any law, ordinance, rule, order, regulation or requirement so long as such Lessee or the Guarantor shall contest, in good faith, the amount or validity thereof, in an appropriate manner or by appropriate proceedings. Each such contest shall be promptly prosecuted to final conclusion (subject to the right of the Guarantor or such Lessee to settle any such contest).

      31.7. Business. Such Lessee will engage only in businesses in substantially the same or related fields as the businesses conducted on the date hereof and such other lines of business, which, in the aggregate, do not constitute a material part of the operations of such Lessee.

      31.8. Maintenance of Separate Existence. Each of the Guarantor and such Lessee acknowledges its receipt of a copy of that certain opinion letter issued by Skadden, Arps, Slate, Meagher & Flom LLP dated the Initial Closing Date and addressing the issue of substantive consolidation as it may relate to the Guarantor, each Lessee, the Lessor, Original AESOP, AESOP Leasing II, AFC-II and AFC. The Guarantor and each Lessee hereby agree to maintain in place all policies and procedures, and take and continue to take all action, described in the factual assumptions set forth in such opinion letter and relating to such Person.

      31.9. Trustee as Lienholder. Concurrently with each leasing of a Vehicle under this Agreement, the Administrator shall indicate on its computer records that the Trustee as assignee of the Lender is the holder of a Lien on such Vehicle pursuant to the terms of the Indenture.

      31.10. Maintenance of the Vehicles. Maintain and cause to be maintained in good repair, working order, and condition all of the Vehicles leased by such Lessee in accordance with its ordinary business practices with respect to all other vehicles owned by it, except to the extent that any such failure to comply with such requirements does not, in the aggregate, materially adversely affect the interests of the Lessor under this Agreement, the interests of the Lender under the AESOP I Operating Lease Loan Agreement or the interests of the Secured Parties under the Indenture or the likelihood of repayment of the Loans. From time to time the Guarantor and such Lessee will make or cause to be made all appropriate repairs, renewals, and replacements with respect to the Vehicles. The Guarantor and such Lessee shall maintain good, legal and marketable title to, or a valid leasehold interest in, all of its assets, free and clear of all Liens except for Permitted Liens, and except to the extent sold or otherwise disposed of in accordance with this Agreement or any of the other Related Documents, and except to the extent no Material Adverse Effect could result.

      31.11. Enhancement. If the Enhancement with respect to any Series of Notes is provided by a letter of credit and (i) the short-term debt or deposit rating of the Enhancement Provider of such letter of credit shall be downgraded below the then-current rating of such Series of Notes by the Rating Agencies with respect to such Series of Notes or (ii) such Enhancement Provider shall notify the Lessees that its compliance with any of its obligations under such letter of credit would be unlawful, use its best efforts to obtain a successor institution to act as Enhancement Provider or, in the alternative, to otherwise credit enhance the payments to be made under this Agreement by the Lessees, subject to the satisfaction of the Rating Agency Confirmation Condition and any other requirements set forth in the Related Documents.

      31.12. Manufacturer Payments. Cause each Manufacturer and auction dealer to make all payments made by it under the Manufacturer Programs with respect to Vehicles leased hereunder directly to the Collection Account. Any such payments from Manufacturers or related auction dealers received directly by the Guarantor or any Lessee, will be, within three Business Days of receipt, deposited into the Collection Account.

      31.13. Accounting Methods; Financial Records. Maintain, and cause each of its material Subsidiaries to maintain, a system of accounting and keep, and cause each of its material Subsidiaries to keep, such records and books of account (which shall be true and complete) as may be required or necessary to permit the preparation of financial statements in accordance with GAAP.

      31.14. Disclosure to Auditors. Disclose, and cause each of its material Subsidiaries to disclose, to its independent certified public accountants in a timely manner all loss contingencies of a type requiring disclosure to auditors under accounting standards promulgated by the Financial Accounting Standards Board.

      31.15. Disposal of Non-Program Vehicles. Dispose of the Non-Program Vehicles leased by the Lessee in accordance with Section 2.6(b) (unless the Lessee purchases such Non-Program Vehicle in accordance with the terms hereof).

      32. CERTAIN NEGATIVE COVENANTS. Until the expiration or termination of this Agreement and thereafter until the obligations of each Lessee and the Guarantor under this Agreement and the Related Documents are satisfied in full, each Lessee covenants and agrees as to itself, and the Guarantor covenants and agrees as to itself and as to each Lessee that, unless at any time the Lessor and the Trustee shall otherwise expressly consent in writing, it will not (and, in the case of the Guarantor, will not permit each Lessee to):

      32.1. Mergers, Consolidations. Merge or consolidate with any Person, except that, if after giving effect thereto, no Potential AESOP I Operating Lease Event of Default or AESOP I Operating Lease Event of Default would exist, this Section 32.1 shall not apply to (i) any merger or consolidation, provided that the Guarantor or such Lessee, as applicable, is the surviving corporation and if such Lessee is the surviving corporation, it is a direct or indirect Wholly-Owned Subsidiary of the Guarantor after such merger or consolidation and (ii) any merger or consolidation of such Lessee with or into another Subsidiary of the Guarantor, provided that the surviving entity executes an agreement of assumption to perform every obligation of such Lessee under this Agreement and such surviving entity is a direct or indirect Wholly-Owned Subsidiary of the Guarantor.

      32.2. Other Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

      32.3. Liens. Create or permit to exist any Lien with respect to any Vehicle leased hereunder now or hereafter existing or acquired, except for Permitted Liens.

      32.4. Use of Vehicles. Use or allow the Vehicles to be used in any manner that would (i) make such Vehicles that are Program Vehicles ineligible for repurchase under an Eligible Manufacturer Program, (ii) for any illegal purposes or (iii) subject the Vehicles to confiscation.

      32.5. Termination of Agreement. Allow this Agreement to terminate prior to the termination of each other Lease.

      33. ADMINISTRATOR ACTING AS AGENT OF THE LESSOR. The parties to this Agreement acknowledge and agree that ARAC shall act as Administrator and, in such capacity, as the agent for the Lessor, for purposes of performing certain duties of the Lessor under this Agreement and the Related Documents. As compensation for the Administrator's performance of such duties, the Lessor shall pay to the Administrator on each Payment Date (i) the portion of the Monthly Administration Fee payable by the Lessor pursuant to the Administration Agreement and (ii) the reasonable costs and expenses of the Administrator incurred by it as a result of arranging for the sale of Vehicles returned to the Lessor in accordance with Section 2.6(c) or as a result of a Vehicle Return Default and sold to third parties, provided, however, that such costs and expenses shall only be payable to the Administrator to the extent of any excess of the sale price received by the Lessor for any such Vehicle over the Termination Value thereof.

      34. NO PETITION. Each of the Guarantor, each Lessee and the Administrator hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all of the Notes and the Commercial Paper Notes, it will not institute against, or join any other Person in instituting against, the Lessor, Original AESOP, AESOP Leasing II, Quartx, PVHC, AFC or AFC-II any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. In the event that the Guarantor, any Lessee or the Administrator takes action in violation of this Section 34, the Lessor agrees, for the benefit of the Secured Parties, that it shall file an answer with the bankruptcy court or otherwise properly contest the filing of such a petition by the Guarantor, such

Lessee or the Administrator against the Lessor, Original AESOP, AESOP Leasing II, Quartx, PVHC, AFC or AFC-II or the commencement of such action and raise the defense that the Guarantor, such Lessee or the Administrator has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert. The provisions of this Section 34 shall survive the termination of this Agreement.

      35. CERTAIN AGREEMENTS RESPECTING THE MASTER EXCHANGE AGREEMENT. Without limiting any other provision hereof, each Lessee and the Administrator hereby covenants and agrees that it will cooperate with the Lessor in order to effect transfers of Relinquished Vehicles to the Intermediary and acquisitions of Replacement Vehicles by the Intermediary in accordance with the terms of the Master Exchange Agreement, including by giving such notices and providing such information to the Lessor or to other persons as the Lessor may from time to time reasonably request.

      36. SUBMISSION TO JURISDICTION. The Lessor and the Trustee may enforce any claim arising out of this Agreement in any state or federal court having subject matter jurisdiction, including, without limitation, any state or federal court located in the State of New York. For the purpose of any action or proceeding instituted with respect to any such claim, the Guarantor and each Lessee hereby irrevocably submits to the jurisdiction of such courts. The Guarantor and each Lessee further irrevocably consents to the service of process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to the Guarantor or such Lessee, as the case may be, and agrees that such service, to the fullest extent permitted by law, (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to it. Nothing herein contained shall affect the right of the Trustee, the Lender and the Lessor to serve process in any other manner permitted by law or preclude the Lessor, the Lender or the Trustee from bringing an action or proceeding in respect hereof in any other country, state or place having jurisdiction over such action. The Guarantor and each Lessee hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court located in the State of New York and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

      37. GOVERNING LAW. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Guarantor and each Lessee and all rights of the Lessor, the Lender or the Trustee expressed herein shall be in addition to and not in limitation of those provided by applicable law or in any other written instrument or agreement.

      38. JURY TRIAL. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT TO WHICH IT IS A PARTY, OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED TRANSACTION, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

      39. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing including facsimile transmission or similar writing) and shall be given to such party, addressed to it, at its address or telephone number set forth on the signature pages below, or at such other address or telephone number as such party may hereafter specify for the purpose by notice to the other party. In each case, a copy of all notices, requests and other communications that are sent by any party hereunder shall be sent to the Trustee and the Lender and a copy of all notices, requests and other communications that are sent by any Lessee or the Guarantor to each other that pertain to this Agreement shall be sent to the Lessor, the Lender and the Trustee. Copies of notices, requests and other communications delivered to the Trustee, the Lender and/or the Lessor pursuant to the foregoing sentence shall be sent to the following addresses:

                   TRUSTEE:   Harris Trust and Savings Bank
                              311 West Monroe Street, 12th Floor
                              Chicago, Illinois  60606

                              Attention:    Corporate Trust Officer
                              Telephone:    (312) 461-2532
                              Fax:          (312) 461-3525

                  LENDER:     AESOP Funding II L.L.C.
                              c/o Lord Securities Corporation
                              Two Wall Street
                              New York, New York 10005

                              Attention:    Frank Bilotta
                              Telephone:    (212) 346-9000
                              Fax:          (212) 346-9012

                   LESSOR:    AESOP Leasing L.P.
                              c/o Lord Securities Corporation
                              Two Wall Street
                              New York, New York 10005

                              Attention:    Frank Bilotta
                              Telephone:    (212) 346-9000
                              Fax:          (212) 346-9012

Each such notice, request or communication shall be effective when received at the address specified below. Copies of all notices must be sent by first class mail promptly after transmission by facsimile.

      40. LIABILITY. Each Lessee shall be held jointly and severally liable for all of the obligations of each other Lessee and the Guarantor hereunder. The Guarantor shall be held jointly and severally liable for all the obligations of each Lessee hereunder.

      41. TITLE TO MANUFACTURER PROGRAMS IN LESSOR. Each Lessee, by its execution hereof, acknowledges and agrees that (i) the Lessor is the sole owner and holder of all right, title and interest in and to the Manufacturer Programs,
(ii) in accordance with the Assignment Agreements, all of the Lessor's right, title and interest in and to such Manufacturer Programs have been assigned to the Trustee (except as expressly provided otherwise in any Related Document with respect to Relinquished Vehicles and any related Relinquished Vehicle Property), and (iii) no Lessee has any right, title or interest in any Manufacturer Program. To confirm the foregoing, each Lessee, by its execution hereof, hereby assigns and transfers to the Lessor any rights that such Lessee may have in respect of any Manufacturer Programs.

      42. HEADINGS. Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

      43. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement.

      44. EFFECTIVE DATE. This Agreement shall become effective on the date hereof; provided, however, that prior to or simultaneously with the execution and delivery hereof there shall have been satisfied: (i) the conditions set forth in Section 29 of the Prior AESOP I Operating Lease; and, (ii) without duplication, the conditions precedent to the effectiveness of Supplemental Indenture No. 2 to the Base Indenture. Except to the extent amended hereby, the Prior AESOP I Operating Lease is in all respects ratified and confirmed and in full force and effect. From and after the date hereof all references in the Related Documents to the AESOP I Operating Lease shall mean such agreement as amended and restated hereby, unless the context otherwise requires.

      45. NO RECOURSE. The obligations of AESOP Leasing under this Agreement are solely the corporate obligations of AESOP Leasing. No recourse shall be had for the payment of any obligation or claim arising out of or based upon this Agreement against any shareholder, partner, employee, officer, director or incorporator of AESOP Leasing.

            IN WITNESS WHEREOF, the parties have executed this Agreement or caused it to be executed by their respective officers thereunto duly authorized as of the day and year first above written.
180997-NYS7A - AESOP I A&R Op. Lease

                              LESSOR:

                              AESOP LEASING L.P.

                              By: AESOP LEASING CORP.,
                                  its general partner

                              By:

                                   Address:
                                   c/o Lord Securities Corporation
                                   Two Wall Street
                                   19th Floor
                                   New York, New York 10005

                                   Attention: Frank Bilotta
                                   Telephone: (212) 346-9000
                                   Telefax:   (212) 346-9012

                              LESSEE AND ADMINISTRATOR:

                              AVIS RENT A CAR SYSTEM, INC.

                              By:

                                   Address: 900 Old Country Road
                                   Garden City, NY  11530
                                   Attention: Treasurer
                                   cc: General Counsel
                                   Telephone: (516) 222-3000
                                   Telefax:   (516) 222-3751

                              GUARANTOR:

                              AVIS RENT A CAR, INC.

                              By:

                                    Address: 900 Old Country Road
                                    Garden City, NY  11530
                                    Attention:   Treasurer
                                    cc: General Counsel
                                    Telephone:(516) 222-3000
                                    Telefax:  (516) 222-3751

COUNTERPART NO. OF TEN (10) SERIALLY NUMBERED MANUALLY EXECUTED COUNTERPARTS. TO THE EXTENT IF ANY THAT THIS DOCUMENT CONSTITUTES CHATTEL PAPER UNDER THE UNIFORM COMMERCIAL CODE, NO SECURITY INTEREST IN THIS DOCUMENT MAY BE CREATED THROUGH THE TRANSFER AND POSSESSION OF ANY COUNTERPART OTHER THAN COUNTERPART NO. 1.

                                 Schedule 30.5

                                   Litigation

                                     [NONE]

                                 SCHEDULE 30.10

                               Business Locations

================================================================================
              Principal Place of      Additional            States in which
   Party         Business          Records Location        Conducts Business
================================================================================
Avis Rent A   900 Old Country Road  300 Centre Pointe Dr.  AZ, AR, CA, CO, CT,
Car System,   Garden City, NY       Virginia Beach, VA     DE, DC, FL, GA, HI,
Inc. d/b/a/   11530                 23462                  ID, IL, IN, KS, KY,
Avis Rent A                                                LA, ME, MD, MA, MI,
Car and Avis                                               MN, MS, MO, MT, NE,
                                                           NV, NJ, NM, NY, NC,
                                                           OH, OK, OR, PA, RI,
                                                           SC, TN, TX, UT, VT,
                                                           VA, WA, WV, WI and WY
================================================================================
  Avis Rent A   900 Old Country Road                       NY
  Car, Inc.     Garden City, NY
                11530
================================================================================

                                 Schedule 30.13

                               Compliance with Law

                                     [NONE]

                                  ATTACHMENT A

                 Information Relating to Initial Leased Vehicles

                 Delivered to Trustee at July 30, 1997 closing.

      ATTACHMENT B

            Vehicle Acquisition Schedule and Related Information

1.  Principal amount of Loan financing the Vehicle
2.  Date of Loan financing the Vehicle
3.  Vehicle Operating Lease Commencement Date
4.  Vehicle Identification Number (VIN)
5. Summary of Vehicles being financed (including, for Vehicles subject to the GM Repurchase Program, the Designated Period for such Vehicles)
6.  Program or Non-Program Vehicle
7.  Capitalized Cost (if applicable)
8.  Net Book Value (if applicable)

                                  ATTACHMENT C

                            Form of Power of Attorney

            KNOW ALL MEN BY THESE PRESENTS, that AESOP LEASING L.P. does hereby make, constitute and appoint Avis Rent A Car System, Inc. ("ARAC") its true and lawful Attorney-in-Fact for it and in its name, stead and behalf, (i) to execute any and all documents pertaining to the titling of motor vehicles in the name of AESOP LEASING L.P., PV HOLDING CORP. or QUARTX FLEET MANAGEMENT INC., (ii) the noting of the lien of Harris Trust and Savings Bank, as trustee (in such capacity, the "Trustee"), as the first lienholder on certificates of title,
(iii) the licensing and registration of motor vehicles, (iv) designating c/o ARAC as the mailing address of the Trustee for all documentation relating to the title and registration of such motor vehicles, (v) applying for duplicate certificates of title indicating the lien of the Trustee where original certificates of title have been lost or destroyed and (vi) upon the sale of any such motor vehicle pursuant to the Amended and Restated Master Motor Vehicle Operating Lease Agreement, dated as of September 15, 1998, among AESOP Leasing L.P., ARAC, any other Eligible Rental Car Company that becomes a party thereto pursuant to the terms thereof and Avis Rent A Car, Inc., in accordance with the terms and conditions thereof, releasing the lien of the Trustee on such motor vehicle by executing any documents required in connection therewith. This power is limited to the foregoing and specifically does not authorize the creation of any liens or encumbrances on any of said motor vehicles.

            The powers and authority granted hereunder shall be effective as of the 15th day of September, 1998, and unless sooner terminated, revoked or extended, cease eight years from such date.

            IN WITNESS WHEREOF, AESOP LEASING L.P. has caused this instrument to be executed on its behalf by its duly authorized officer this ___ day of September, 1998.

                                          AESOP LEASING L.P.

                                          By:
                                             -------------------------------
State of ________ )

County of _______ )

      Subscribed and sworn before me, a notary public, in and for said county and state, this ___ day of _____, 19__.


                              -------------------------
                                    Notary Public

                              My Commission Expires:  _______

ATTACHMENT D

                            Form of Joinder in Lease

            THIS JOINDER IN LEASE AGREEMENT (this "Joinder") is executed as of ___________ __, 19__, by _______________, a _______________ ("Joining Party"),
and delivered to AESOP Leasing L.P., a Delaware limited partnership ("AESOP Leasing"), as lessor pursuant to the Amended and Restated Master Motor Vehicle Operating Lease Agreement, dated as of September 15, 1998 (as further amended, supplemented or otherwise modified from time to time, the "Agreement"), among AESOP Leasing, Avis Rent A Car System, Inc., a Delaware corporation ("ARAC"), and other Eligible Rental Car Companies that become party to the Lease pursuant to the provisions of Section 24 thereof (individually, a "Lessee" and, collectively, the "Lessees"), and Avis Rent A Car, Inc. ("ARC"), as guarantor. Capitalized terms used herein but not defined herein shall have the meanings provided for in the Lease.

                                R E C I T A L S:

            WHEREAS, the Eligible Rental Car Company is a direct or indirect Subsidiary of ARC; and

            WHEREAS, the Eligible Rental Car Company desires to become a "Lessee" under and pursuant to the Lease.

            NOW, THEREFORE, the Eligible Rental Car Company agrees as follows:

                               A G R E E M E N T:

            1. The Joining Party hereby represents and warrants to and in favor of AESOP Leasing and the Trustee that (i) the Eligible Rental Car Company is a direct or indirect wholly-owned Subsidiary of ARC, (ii) all of the conditions required to be satisfied pursuant to Section 24 of the Lease in respect to the Eligible Rental Car Company becoming a Lessee thereunder have been satisfied, and (iii) all of the representations and warranties contained in Section 30 of the Lease with respect to the Lessees are true and correct as applied to the Eligible Rental Car Company as of the date hereof.

            2. The Eligible Rental Car Company hereby agrees to assume all of the obligations of a "Lessee" under the Lease and agrees to be bound by all of the terms, covenants and conditions therein.

            3. By its execution and delivery of this Joinder, the Eligible Rental Car Company hereby becomes a Lessee for all purposes under the Lease. By its execution and delivery of this Joinder, AESOP Leasing acknowledges that the Joining Party is a Lessee for all purposes under the Lease.

            IN WITNESS WHEREOF, the Eligible Rental Car Company has caused this Joinder to be duly executed as of the day and year first above written.

                                    [Name of Joining Party]

                                    By:
                                        -------------------------------
                                        Name:
                                        Title:

Accepted and Acknowledged by:

AESOP LEASING L.P.

By:
   ---------------------------
   Name:
   Title:

Acceptance and Acknowledgment by:

ARC as guarantor

By:
   ---------------------------
   Name:
   Title: